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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Wilsons The Leather Experts Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

July   , 2007

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation, to be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at           a.m., Central Daylight Time, on          , 2007.

The Secretary’s Notice of Special Meeting and the Proxy Statement which follow describe the proposal to come before the Special Meeting.

It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting in person, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Michael M. Searles
Chairman and Chief Executive Officer

WILSONS THE LEATHER EXPERTS INC.

NOTICE OF SPECIAL MEETING

The Special Meeting of Shareholders of Wilsons The Leather Experts Inc., a Minnesota corporation, will be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, on          , 2007, commencing at           a.m., Central Daylight Time, for the following purpose:

To approve voting rights for the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the potential issuance of shares of our common stock upon conversion of the Series A Preferred Stock and upon exercise of warrants to purchase common stock (the “Warrants”), in excess of the Exchange Cap, as described in this proxy statement (the “Proposal”). The Series A Preferred Stock and the Warrants were issued to four institutional investors on June 15, 2007 in a transaction that resulted in gross proceeds to us of $45 million. Shareholder approval of the voting rights for the Series A Preferred Stock and the potential issuance of shares of our common stock in excess of the Exchange Cap is required to comply with the rules of The NASDAQ Stock Market.

Our Chief Executive Officer has fixed          , 2007, as the record date for the Special Meeting and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the Special Meeting and at any adjournments thereof. Your proxy is important to ensure a quorum at the Special Meeting. Please complete, sign, date and return your proxy in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. Your cooperation in promptly signing and returning your proxy will help us avoid further solicitation expense. You may revoke the proxy at any time prior to its being exercised, and returning your proxy will not affect your right to vote in person if you attend the Special Meeting and revoke the proxy.

By Order of the Board of Directors,

Philip S. Garon
Secretary

Brooklyn Park, Minnesota
July   , 2007

WILSONS THE LEATHER EXPERTS INC.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

PROXY STATEMENT

General Information Regarding the Solicitation

Meeting Information

The enclosed proxy is being solicited by the Board of Directors of Wilsons The Leather Experts Inc., a Minnesota corporation, for use in connection with the Special Meeting of Shareholders to be held on          , 2007, at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota, commencing at           a.m., Central Daylight Time, and at any adjournments thereof.

Vote Required

Only shareholders of record at the close of business on          , 2007, will be entitled to vote at the Special Meeting or adjournments. The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the Special Meeting, if a quorum is present, is required for the approval of the Proposal (as defined in the Notice of Special Meeting) under the rules of The NASDAQ Stock Market.

As required under the Nasdaq Marketplace Rules, the Series A Preferred Stock and shares issued or issuable to the Investors (as defined below) upon conversion of the Series A Preferred Stock and exercise of the Warrants may not be voted on the Proposal to approve the voting rights for the Series A Preferred Stock and the potential issuance of shares of our common stock in excess of the Exchange Cap. As of the date hereof, the Investors have not converted any shares of Series A Preferred Stock into shares of common stock or exercised any of the Warrants.

Effect of Abstentions

A shareholder voting by proxy who abstains with respect to the Proposal is considered to be present and entitled to vote on the Proposal, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the Proposal shall not be considered present and entitled to vote on the Proposal.

Quorum

Holders of a majority of the shares of our common stock entitled to vote constitute a quorum for purposes of the Special Meeting. Abstentions are counted as being present at the Special Meeting and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies; Revocability

Proxies in the accompanying form which are properly signed, duly returned to us and not revoked will be voted in the manner specified. If no instructions are indicated, properly executed proxies will be voted for the Proposal. A shareholder executing a proxy may revoke it at any time before it is exercised by notice in writing to an officer of our company or by properly signing and returning a proxy bearing a later date. The mailing of this proxy statement and form of proxy to shareholders will commence on or about July   , 2007.

Other Matters for Consideration at the Special Meeting

As of the date of this proxy statement, our Board of Directors and management know of no matters, other than the Proposal, that are to come before the Special Meeting. Under Minnesota law and our Restated Bylaws, the business to be conducted at the Special Meeting will be limited to the Proposal.

Solicitation of Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, telecopier, telegram or personal contact. We have also requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

Adjournments

Any adjournment of up to 120 days in the aggregate may be made from time to time by the chair of the Special Meeting or otherwise with the approval of the holders of shares representing the greater of (a) a majority of the votes present in person or by proxy at the time of the vote, whether or not a quorum exists, or (b) a majority of the minimum number of votes that would constitute a quorum, without further notice other than by an announcement made at the original meeting of the date, time and place of the adjourned meeting.

Support Agreement

As described in more detail below, holders of a majority of our outstanding common stock entitled to vote at the Special Meeting have agreed to vote all their shares of our common stock in favor of the Proposal.

Dissenters’ Rights

Under Minnesota law, shareholders are not entitled to dissenters’ rights as a result of the Financing Transaction or of the vote on the Proposal.

Address and Telephone Number of Wilsons Leather

The address of our principal executive office is 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, and our telephone number is 763-391-4000.

APPROVAL OF VOTING RIGHTS FOR SERIES A PREFERRED STOCK
AND POTENTIAL ISSUANCE OF
COMMON STOCK IN EXCESS OF THE EXCHANGE CAP

Summary of the Financing Transaction; Use of Proceeds

On June 1, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which we agreed to sell to Marathon Fund Limited Partnership V, an investment fund managed by Goldner Hawn Johnson & Morrison Incorporated (“Goldner Hawn”), Peninsula Investment Partners, L.P. (“Peninsula”), Quaker Capital Partners I, L.P. (“Quaker I”), and Quaker Capital Partners II, L.P. (“Quaker II,” and together with Quaker I, “Quaker”) (collectively referred to as the “Investors”) an aggregate of 45,000 shares of our Series A Preferred Stock and Warrants exercisable for an aggregate of 15 million shares of our common stock at an exercise price of $2.00 per share for an aggregate purchase price of $45 million. The issuance of the Series A Preferred Stock and the Warrants (the “Financing Transaction”) was consummated on June 15, 2007. We used a portion of the proceeds from the Financing Transaction to repay our $20 million Term B promissory note, thereby increasing availability under our revolving credit facility, and to pay fees related to the Financing Transaction. We intend to use the balance of the proceeds from the Financing Transaction for general working capital purposes.

Necessity for Shareholder Approval

We are subject to the Nasdaq Marketplace Rules because our common stock is listed on The NASDAQ Global Market. Certain of the Nasdaq Marketplace Rules require, or may require, companies to obtain shareholder approval prior to the issuance of shares of stock (or securities convertible into or exercisable for stock) equal to 20% or more of the shares of common stock or 20% or more of the voting power outstanding before the issuance. For example, Nasdaq Marketplace Rule 4350(i)(1)(B) requires shareholder approval prior to any issuance or sale of voting stock, or securities convertible into or exercisable for voting stock, that will result in a change of control of our company. This rule does not specifically define when a change of control is deemed to occur; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain exceptions, if after a transaction a person or an entity holds 20% or more of the voting power of our capital stock outstanding before such issuance or sale. Because the voting rights of the Series A Preferred Stock and the number of shares of our common stock potentially issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants would exceed 20% of the shares of common stock and voting power outstanding prior to the Financing Transaction, in order to comply with the Nasdaq Marketplace Rules (and rather than seeking shareholder approval prior to the issuance of the Series A Preferred Stock and the Warrants), we utilized an exchange cap to limit the number of shares of our common stock that could be issued upon conversion of the Series A Preferred Stock and exercise of the Warrants to 19.9% of our then outstanding shares of common stock (approximately 39,225,713 shares) without shareholder approval (the “Exchange Cap”). Likewise, until our shareholders approve the Proposal, the voting rights of shares of Series A Preferred Stock are similarly limited. As a result, we are required to obtain shareholder approval prior to issuing any shares of common stock in excess of the Exchange Cap upon conversion of the Series A Preferred Stock or exercise of the Warrants, or granting the Investors voting rights with respect to the Series A Preferred Stock in excess of the Exchange Cap.

As required under the Nasdaq Marketplace Rules, none of the Series A Preferred Stock or shares issuable to the Investors upon conversion of the Series A Preferred Stock and exercise of the Warrants may be voted on the Proposal. As of the date hereof, the Investors have not converted any shares of Series A Preferred Stock into shares of common stock or exercised any of the Warrants.

We are required, under the terms of the Purchase Agreement, to file this proxy statement no later than 15 days after the closing of the Financing Transaction and to seek shareholder approval of voting rights for the Series A Preferred Stock and the potential issuance of shares of our common stock in excess of the Exchange Cap. In addition, Peninsula and Quaker, who collectively held approximately 56.58% of the total issued and outstanding shares of our common stock on the date of execution of the Purchase Agreement, have agreed to vote all shares of our common stock held by them at the Special Meeting in favor of the Proposal.

Shareholders should note that a change of control as described under Marketplace Rule 4350(i)(1)(B) applies only with respect to the application of such Marketplace Rule. Notwithstanding this Marketplace Rule, we do not deem the Financing Transaction to have resulted in an actual change of control, except as it relates to an outstanding stock option described below under “Interests of Certain Persons in the Financing Transaction.”

The initial conversion price of the Series A Preferred Stock is $1.50 per share of common stock and the initial exercise price of the Warrants is $2.00 per share of common stock, each of which is subject to anti-dilution adjustments in the event of stock splits and similar events, and in the event of stock issuances below either the market price or the conversion price or exercise price, as applicable (other than certain customary exceptions). The Purchase Agreement was executed after the market closed on June 1, 2007. On June 1, 2007, the closing price of our common stock on The NASDAQ Global Market was $1.38, and the closing bid price was $1.36.

Background of the Financing Transaction

At a Board of Directors meeting on November 13, 2006, our Chief Financial Officer noted that revenues during the preceding eleven weeks had decreased significantly as compared to both the same period in the preceding year and our expectations. Our Chief Financial Officer presented possible performance scenarios for the fourth quarter of fiscal 2006 and fiscal 2007 and noted that, depending upon the scenario, borrowing availability could become an issue in the fall of 2007 unless our existing revolving credit facility was modified to increase borrowing capacity. Our Chief Financial Officer discussed ongoing negotiations with lenders under the revolving credit facility to modify that facility to increase our borrowing capacity. Management also discussed the desirability of raising additional capital. Our Board agreed to consider capital raising further at the scheduled December 14, 2006 Board meeting, at which time it would have more information regarding our financial performance during the first few weeks of the holiday season and our ability to expand our borrowing capacity under our revolving credit facility.

At the Board meeting on December 14, 2006, our Chief Financial Officer discussed our financial results for November and early December 2006 and results for fiscal 2006 through November and compared those results to budget and to results for the same periods of the preceding year. Those results were significantly below budgeted performance, performance during the previous fiscal year, and the performance forecast presented to the directors at the November 13, 2006 Board meeting. Based upon those results, our Chief Financial Officer presented a revised downward forecast for fiscal 2006 and also presented an initial forecast for fiscal 2007. Our Chief Financial Officer stated that despite our recent financial performance, we probably would be able to modify our revolving credit facility to expand our borrowing capacity.

Our Board discussed the results and the forecasts and determined that in order to pursue our then existing business strategy, additional capital should be raised even if we were able to modify our revolving credit facility. Our Board discussed alternative sources of raising capital, including private placement equity financing with third parties and an equity rights offering to all existing shareholders. Our Board also discussed the possibility of a sale of our company. Our Board discussed previous contacts with us by two parties (Party A and Party B) that had expressed preliminary interest in a possible financing or acquisition of our company. After further discussion, the directors authorized management and our legal counsel, Faegre & Benson LLP (“Faegre & Benson”), to prepare for possible alternative transactions and authorized management to contact Party A and Party B to determine the level of interest of each in a financing or acquisition transaction. Our Board also asked two of our directors, R. Ted Weschler and David L. Rogers, to participate in discussions with management and Faegre & Benson between Board meetings regarding possible alternative transactions and to participate, as desirable, in discussions with Party A and Party B.

Following the December 14, 2006 meeting, management contacted both Party A and Party B, and we entered into separate confidentiality agreements with each of them on December 19, 2006. Both Party A and Party B then commenced due diligence with respect to us. In late December, we successfully amended our revolving credit facility to increase our borrowing capacity.

At a Board of Directors meeting on December 21, 2006, management and Faegre & Benson informed our Board of discussions with Party A and Party B and possible processes and timetables for considering potential sale or financing transactions.

In January 2007, Party B informed us that it was not interested in buying our company but might be interested in participating in a private financing or in agreeing to “backstop” a rights offering to all shareholders by buying stock that shareholders chose not to buy in the rights offering. Party B made no specific proposal. Party A continued to express an interest in a possible purchase or financing transaction and to conduct due diligence.

At a Board meeting on January 10, 2007, management informed our Board that revenues during the December holiday season were substantially less than forecast prior to the beginning of the holiday season. Our Chief Financial Officer discussed with our Board her revised downward forecast for fiscal 2007 and our likely cash position at the end of fiscal 2007. She also forecast operating profits and losses for each quarter in fiscal 2007 and anticipated changes in our cash position and availability of borrowing under our amended revolving credit facility in fiscal 2007 based upon that forecast. Our Board and management discussed possible ways to improve our cash position, reviewed with our Board the status of discussions with both Party A and Party B, and considered a possible timetable for a financing transaction.

On February 5, 2007, our Chief Financial Officer and Faegre & Benson met with Greene Holcomb & Fisher LLC (“Greene Holcomb”) on a preliminary basis to discuss the possible retention by us of Greene Holcomb as a financial advisor in connection with a possible sale or financing of our company. Management also informed Party A that our Board had a meeting scheduled for February 7 and expressed its desire to receive a proposal from Party A prior to that meeting. Shortly before the meeting, we received a draft worksheet from Party A with respect to a proposed investment.

Party A’s worksheet provided for a purchase by Party A of a five-year $25 million promissory note bearing interest at an annual rate of 8% (which could be paid by us in kind through the issuance of additional promissory notes), convertible by Party A into common stock at a conversion price of $1.00 per share. It further provided for the issuance to Party A at the time of financing of warrants exercisable by Party A at a purchase price somewhere between $1.50 and $2.00 per share. In addition, the worksheet provided for a rights offering of $20 million to all existing shareholders whereby each shareholder could purchase, in proportion to its shareholdings, our common stock for $1.00 per share and that Party A would “backstop” the rights offering by purchasing at $1.00 per share all stock that the shareholders did not purchase. As a result, the worksheet contemplated that a total financing of $45 million would be provided to us through the proposed investment by Party A, the rights offering and the backstopping by Party A of the rights offering. On February 7, 2007, the per share closing price of our common stock was $2.00. The worksheet provided that Party A would be able to designate a majority of our Board of Directors. It also provided that we would enter into a product supply arrangement with Party A, an existing supplier of ours, whereby for the next three years we would be required to buy outerwear from Party A in amounts that would increase from year to year and in each year would constitute a majority of our total outerwear purchases from suppliers.

At its meeting on February 7, 2007, our Chief Financial Officer described for our Board the extent of our losses from operations in fiscal 2006 and our possible performance in fiscal 2007 based upon alternative scenarios. She noted the projected depletion in our cash position at the end of fiscal 2007 as compared to our cash position at the end of fiscal 2006 and the effect of the alternative performance scenarios upon our borrowing availability in 2007.

She also provided a preliminary liquidation analysis to our Board, which indicated that a liquidation by us on a reasonable timetable in fiscal 2007 would not be likely to result in full payment to creditors and would not result in any payment to shareholders.

Management also reported to our Board on February 7, 2007 that Party A had informed management that it was not interested in acquiring the entire company but had expressed an interest in providing financing to us on the terms set forth in the worksheet we had just received. Management then discussed with our Board each element of the worksheet proposal and our Board discussed those elements. In addition to issues regarding price, our Board discussed the proposed product supply arrangements and discussed with Faegre & Benson issues that could arise from control of our Board by a major supplier of ours under the proposed transaction. Management noted that Party B continued to express interest in participating in an equity financing or backstopping a rights offering and continued to proceed with limited due diligence. Our Board also discussed the advantages of retaining a financial advisor and authorized the retention of Greene Holcomb.

Following the February 7, 2007 Board meeting, our Chief Financial Officer met with Greene Holcomb to assess on a preliminary basis the feasibility of financing alternatives and our Chief Executive Officer, Chief Financial Officer and Messrs. Rogers and Weschler, along with Faegre & Benson, met and prepared a recommended counter-proposal in response to Party A’s proposed worksheet for our Board’s consideration. Management discussed the proposed worksheet and recommended counter-proposal with Greene Holcomb. The counter-proposal was for a $25 million common stock purchase by Party A at $1.75 per share, the issuance to Party A of five-year warrants to purchase 12.5 million common shares at $2.50 per share and a rights offering to existing shareholders to purchase an aggregate of $20 million of common stock for $1.75 per share to be backstopped by Party A.

At a meeting of our Board on February 12, 2007, the recommended counter-proposal was presented to our Board. Faegre & Benson discussed with our Board its concerns with allowing Party A to designate a majority of our Board of Directors if we had a major supply arrangement with Party A and of possible safeguards that should be considered to alleviate that concern. Our Board authorized the making of the recommended counter-proposal and further discussions and negotiations with Party A.

Our Board also considered a proposed engagement letter with Greene Holcomb pursuant to which Greene Holcomb would solicit other potential investors and buyers and would receive a percentage success fee if a transaction was completed with anyone other than Party A and a lesser success fee if a transaction was completed with Party A. Because of the product supply arrangement that our Board believed could be negotiated with Party A if it provided the financing for us and the fact that Party A had been in discussions with us prior to Greene Holcomb’s involvement, our Board determined not to enter into the engagement letter with Greene Holcomb at that time. However, our Board determined to attempt to engage Greene Holcomb for a monthly retainer fee to assist in evaluating the terms of a possible transaction with Party A and to further advise us as to its views of the likelihood that an alternative transaction with Party A or other potential investors or buyers could be completed. Greene Holcomb subsequently accepted a retainer arrangement of $25,000 per month with an aggregate $100,000 minimum retainer.

Following the February 12, 2007 meeting, management and Mr. Rogers discussed the counter-proposal with Party A. Party A expressed a willingness to buy common stock instead of a convertible note but proposed several modifications to the counter-proposal, including price modifications. At a Board meeting on February 21, 2007, management and Mr. Rogers presented to our Board the then current position of Party A. They stated that Party A appeared willing to pursue a purchase of $25 million of common stock for $1.25 per share, and to backstop a $20 million rights offering at $1.25 per share, provided it received five-year warrants to purchase up to 12.5 million shares of common stock at an exercise price somewhere between $1.75 and $2.00, of which one-half would be issued to Party A when definitive agreements were signed and the remainder would be issued at the time the financing was completed. They informed our Board that Party A continued to insist that it have the right to designate a majority of our Board of Directors and that they believed Party A would not complete the transaction without control of our Board. However, they suggested that any revised worksheet from us list Board composition as an open issue and concerns were again expressed by our Board and Faegre & Benson as to the consequences of control of our Board by a shareholder that would become a major supplier following completion of the financing. They also noted that the terms of the three-year product supply agreement had not been discussed in detail. Our Chief Financial Officer provided input from Greene Holcomb concerning the current proposal of Party A and a possible transaction at other price points, and our Chief Executive Officer discussed the potential operational benefits of a transaction with Party A because of the access we would have to branded outerwear. Our Board authorized Mr. Rogers and management to propose to Party A that the per share purchase price for the common stock be $1.50, that the per share exercise price for the warrants be $2.00 and that warrants for 3 million of the 12.5 million shares be granted at the time of signing the definitive agreement with the remainder to be issued at the time the financing was provided. Our Board also discussed the feasibility of other financing alternatives if Party A determined not to proceed on terms acceptable to us following further discussion.

On February 26, 2007, our Chief Financial Officer distributed to our Board a worksheet reflecting terms that, following further negotiations with Party A, our management and Mr. Rogers believed would be acceptable to Party A. Those terms were substantially the same as those authorized by our Board at its February 12, 2007 meeting — a purchase of $25 million of common stock by Party A for $1.50 per share and five-year warrants to purchase an additional 12.5 million shares at $2.00 per share, of which warrants for 3 million shares would be issued when definitive agreements were signed, and the remaining 9.5 million would be issued when the financing was completed. The worksheet also reflected the proposed rights offering proportionately to shareholders to purchase an aggregate of up to $20 million of common stock at $1.50 per share and the obligation of Party A to backstop the rights offering so that the additional $20 million of financing would be provided even if, as contemplated, less than all shareholders exercised their proportionate rights to purchase the shares in the rights offering. The worksheet reflected an additional request made by Party A following the February 21, 2007 Board meeting that for each $1 million of payments made by Party A to backstop the rights offering in excess of $7 million, Party A would be entitled to additional warrants to purchase 390,625 additional shares of common stock. The worksheet noted that the issues related to Party A’s control of our Board of Directors and the terms of the product supply arrangement remained open.

At a meeting of our Board of Directors on February 27, 2007, Mr. Rogers reported on his recent discussions with Party A and reviewed the proposed terms that had been summarized in the February 26, 2007 worksheet. Our Chief Financial Officer discussed Greene Holcomb’s analysis of the terms set forth in the worksheet, and our Chief Executive Officer and Faegre & Benson discussed a process for trying to resolve the product supply arrangements if our Board determined to proceed with discussions and negotiations with Party A. Faegre & Benson also discussed the unresolved issues relating to Board composition. Our Board discussed the proposal, the uncertainties that remained before a transaction with Party A could be completed, and alternatives if those uncertainties could not be resolved. Our Board then authorized management, Mr. Rogers, and Faegre & Benson to continue discussions with Party A concerning a financing transaction. At the close of business on February 27, 2007, the per share closing price of our common stock was $1.95. On February 28, 2007, Faegre & Benson sent drafts of the definitive financing agreements to counsel for Party A.

In a March 6, 2007 press release, we announced our financial results for fiscal 2006. In the release, we noted that we had renegotiated our revolving credit facility to provide greater flexibility and had begun to look at various financing strategies to provide additional working capital and funds for capital expenditures. Following the issuance of the press release, our Chief Financial Officer was contacted by Goldner Hawn. Following the initial contact by Goldner Hawn with us, Greene Holcomb, at our instruction, contacted Goldner Hawn. Goldner Hawn expressed a possible interest in a financing transaction with us and had a preliminary meeting with our Chief Financial Officer on March 12, 2007. Goldner Hawn informed our Chief Financial Officer that it wanted to review publicly available information about us before proceeding further. Goldner Hawn signed a confidentiality agreement with us and met with our management and Greene Holcomb on March 20, 2007.

While discussions continued during the first half of March between Party A and each of our Chief Executive Officer and Mr. Rogers, primarily concerning product supply arrangements, neither Party A nor its counsel responded to the February 28, 2007 draft financing agreements by March 14, 2007, the date of our next Board meeting. In the interim, the per share closing price of our stock had fallen to $1.75 on March 13, 2007. At the March 14, 2007 Board meeting, our Chief Executive Officer and Mr. Rogers discussed the status of discussions with Party A, and our Chief Financial Officer informed our Board of her contacts with Goldner Hawn. At that meeting, our Board determined to increase the role of Greene Holcomb in advising the Board in connection with the financing process by instructing Greene Holcomb to solicit interest from others in a financing or an acquisition. At that meeting, our Board authorized management to enter into an engagement letter with Greene Holcomb providing a 3% success fee if a transaction was completed with Party A and a 5% success fee if it was entered into with any other party, in addition to the $25,000 monthly retainer, and an alternative success fee if a sale of our company was completed.

On March 15, 2007, Faegre & Benson spoke by telephone with Party A’s counsel to determine the status of their review of the February 28, 2007 draft financing agreements and to discuss the basic terms of the proposed product supply agreement. Counsel to Party A stated that they were not in a position to discuss the product supply terms but conveyed high level responses to the financing documents, including Party A’s insistence that it have the right to designate a majority of our Board of Directors, but understanding that an independent committee could be formed to deal with certain operating relationships between us and Party A. They stated that detailed comments regarding the draft financing agreements would be provided the following week.

On March 20, 2007, at our direction, Greene Holcomb initiated a solicitation process, pursuant to which it contacted 66 potential investors and/or acquirors, including potential strategic buyers, private equity companies and hedge funds. Of those contacted, 22 expressed sufficient interest to be given an information package prepared by us, with the assistance of Greene Holcomb, containing publicly available information and six, including Goldner Hawn, entered into confidentiality agreements with us and then received non-public information. Greene Holcomb contacted Party B to assess whether it had a continuing interest in a transaction with us. Party B confirmed to Greene Holcomb that it was not interested in buying our company. It also stated that it was not interested in leading a financing transaction but might be interested in participating in such a transaction or backstopping a rights offering. Party B continued to request and receive limited non-public due diligence materials from us.

At our regularly scheduled meeting on March 22, 2007, our Board discussed a proposed budget that had been distributed to our Board prior to the meeting. The proposed budget projected an operating loss of $36 million in fiscal 2007. Our Board expressed concern about the extent of the budgeted losses and questioned whether the budget fully reflected cost cutting measures that our Board believed should be undertaken and fully took into consideration the proposed financing and projected sales as a result of the contemplated implementation of a branded outerwear strategy. Management and our Board agreed that management would refine the proposed budget and report back to our Board.

At the March 22, 2007 meeting, Greene Holcomb discussed the status of their contacts with potentially interested investors and buyers and expressed its views concerning financing prospects. Faegre & Benson discussed with our Board its fiduciary duties in considering financing and acquisition alternatives. On March 22, 2007, Mr. Weschler also met with Goldner Hawn.

On March 22, 2007, Faegre & Benson received comments from counsel to Party A concerning the February 28 draft of the definitive common stock and warrant purchase agreement. Comments concerning the other February 28, 2007 draft financing agreements were subsequently received from Party A’s counsel, together with an outline of basic terms of a product supply agreement. The length of time taken to respond to the February 28, 2007 drafts, the extensiveness of the comments, the contingencies included in those comments that would decrease the likelihood of closing the transaction even if it was signed, and the decreasing market price of our stock (a per share closing price of our common stock of $1.50 on March 30, 2007) all increased our concern as to whether a transaction with Party A on the terms contained in the February worksheet remained viable.

On March 30, 2007, management distributed to our Board the revised budget for fiscal 2007. While both the revised budget and the original budget presented to our Board indicated that our borrowing capacity under our amended revolving credit facility, together with our current cash assets and anticipated cash flow, would enable us to meet our anticipated working capital and cash expenditure needs for fiscal 2007, management noted that additional financing might be needed to fund our fiscal 2008 requirements.

On April 3, 2007, Faegre & Benson sent to counsel for Party A a revision to the outline prepared by Party A’s counsel of the basic terms of a product supply agreement reflecting our views and a summary of our position regarding the major unresolved issues in the draft financing agreements. No definitive agreement with respect to the possible long term product supply arrangement was prepared and no further negotiations between Party A and us occurred with respect to the draft financing agreements, although Party A continued its due diligence with respect to us.

In early April 2007, Goldner Hawn had further discussions with us and Greene Holcomb relating to a possible financing or acquisition transaction and our strategic direction, and Goldner Hawn commenced more extensive due diligence with respect to us. During the same period, further discussions occurred between our Chief Executive Officer and Chief Financial Officer and Party A regarding our product supply arrangements.

At the request of Party A, our Chief Executive Officer and Chief Financial Officer, Mr. Rogers, and Faegre & Benson participated in a conference call with representatives of Party A and one of its large institutional shareholders on April 16, 2007. During the conversation, Party A stated that it was no longer interested in pursuing the transaction outlined in the February worksheet. Instead it proposed a transaction in which it would purchase a convertible promissory note for $40 million, provided that existing shareholders would invest an additional $40 million. It stated that on an as-converted basis, the $80 million investment would constitute 85%-90% of our equity but the investors would not receive warrants under the proposal. While Party A stated that it had not calculated the per-share conversion price upon conversion of the convertible note to common stock under its new proposal, we determined that the price would be less than $.40 per common share if an $80 million investment was made for 85%-90% of our equity on an as-converted basis. We requested and received further information from Party A and its institutional shareholder after April 16, 2007 in an effort to reconcile the $80 million investment proposal with our view that such amount significantly exceeded our financing needs.

At a meeting of our Board of Directors on April 18, 2007, Mr. Rogers reported on the April 16, 2007 conference call with Party A and the institutional shareholder. He noted that the oral proposal on April 16, 2007 differed substantially from the February proposal by providing for substantially more financing, requiring substantially greater participation in the financing by existing shareholders, and creating substantially more dilution to non-participating shareholders. Management and our Board questioned the viability of the proposal. At that meeting, our Board also approved a revised fiscal 2007 budget previously distributed to our Board that projected an operating loss of $30 million.

At the April 18, 2007 Board meeting, our Chief Executive Officer discussed the interest of Goldner Hawn in a transaction with us, including Goldner Hawn’s having informed him of its intent to make alternative investment and acquisition proposals to us the following week. Our Chief Financial Officer updated our Board on Greene Holcomb’s continued contacts with other potentially interested investors and noted that no other proposals had been received.

On April 26, 2007, Goldner Hawn submitted an indication of interest with respect to two alternative transactions. One alternative was the purchase of our company through a merger in which our shareholders would receive $1.50 per share in cash. The second alternative set forth in the letter was a cash investment by Goldner Hawn in us of between $25 million and $45 million at a conversion price equal to our market price on the date of completion of the financing (which Goldner Hawn believed at that time would occur prior to the public announcement of the transaction). Goldner Hawn’s letter stated that both alternative transactions were contingent upon our largest two shareholders, Peninsula and Quaker, entering into a Support Agreement (as defined below) to vote their shares, constituting a majority of our common stock, in favor of the transaction if a shareholder vote was required, to vote in favor of the Board designees of Goldner Hawn and to retain all of their stock in us for an unspecified period of time.

At the Board meeting on April 27, 2007, Greene Holcomb updated our Board on its contacts with potentially interested investors and acquirors who had signed confidentiality agreements but noted that none had made proposals other than Party A’s new oral proposal and the alternative Goldner Hawn proposals. Greene Holcomb then discussed with our Board the terms of each of the two alternative Goldner Hawn proposals, possible modifications to those terms that might be negotiated, the fact that substantial additional financing would be needed by Goldner Hawn to complete the acquisition transaction because of the need to both pay the purchase price to shareholders and provide us with needed financing, and Greene Holcomb’s understanding, based upon discussions with Goldner Hawn, that Goldner Hawn probably would need additional co-investors to complete the acquisition transaction. Greene Holcomb also discussed with our Board the terms of each proposed alternative as compared to the terms of comparable third party transactions that had been completed.

Faegre & Benson discussed with our Board the process and possible timetable for completion of either alternative and the importance of comparing potential risks and benefits to our shareholders under each alternative. Management informed our Board that no further progress had been made with Party A on its oral proposal and compared that proposal to the alternative Goldner Hawn proposals.

At the April 27, 2007 Board meeting, our Chief Financial Officer discussed her concerns about our future operations if significant financing was not obtained within the next few months. She stated that the concern had increased because our revolving credit lenders would reduce the value of our inventory following their mid-April appraisal of that inventory as a result of our inability to sell our inventory in recent months at projected levels. Our Chief Financial Officer explained that the inventory devaluation would reduce our borrowing availability under our revolving credit facility and make it less likely that we would have sufficient availability in the third quarter of fiscal 2007 to operate in the manner that had been anticipated.

Our Board discussed the importance of selecting an alternative that was very likely to be consummated on a timely basis. It believed at that time that the sale of our entire company through a merger could be negotiated on a more expedited basis and would not necessitate substantial discussion with Goldner Hawn concerning financing levels or create concerns about our future strategic direction because our existing shareholders would not share in the potential risks or benefits of the strategy. However, our Board, following further discussion with Greene Holcomb, felt that the merger consideration to the shareholders in a sale transaction should be higher than $1.50 and instructed management and its advisors to propose to Goldner Hawn a cash sale of our company to Goldner Hawn for $1.85 per share.

Subsequent discussions by our advisors with Goldner Hawn and its counsel on April 27, 2007 led the advisors to conclude that despite having submitted alternative proposals, Goldner Hawn preferred the investment proposal, felt that we needed $45 million of financing if the investment alternative was pursued, and wanted Peninsula and Quaker to provide an aggregate of $10 million of the $45 million.

On April 29, 2007, our Chief Executive Officer, our Chief Financial Officer, Mr. Rogers, Mr. Weschler, Faegre & Benson, and Greene Holcomb participated in a conference call to review the April 27 discussions with Goldner Hawn and a separate April 27, 2007 conversation between Faegre & Benson and Goldner Hawn’s counsel. Based on the discussions, we concluded that there appeared to be substantially less certainty that Goldner Hawn would be willing to effect a sale transaction as compared to an investment. We felt that Goldner Hawn would be concerned about the timing and likelihood of obtaining, on an attractive basis, the additional financing needed to both buy our company and satisfy our working capital needs. We also noted that our Board’s determination to pursue the sale transaction with Goldner Hawn might have been interpreted by Goldner Hawn to suggest concerns by our Board and our largest shareholders as to our prospects following the financing. We determined that if our Board decided to pursue an investment transaction, Greene Holcomb should attempt to negotiate a common stock transaction and, whether or not the transaction was a common stock or preferred stock transaction, should try to negotiate a purchase or conversion price in excess of the market price. On April 27, 2007, the per share closing price of our common stock was $1.38.

Management informed our Board of the preference of Goldner Hawn for an investment transaction. On May 2, 2007, Goldner Hawn, Greene Holcomb, and representatives of Peninsula and Quaker met in Pittsburgh, Pennsylvania. The purpose of the meeting was for Goldner Hawn to discuss its vision of the desired strategic direction of our company and to determine whether Peninsula and Quaker would make additional limited investments in us. Goldner Hawn stated that it desired that Peninsula and Quaker make the additional investments but was not interested in investments in us by other parties. Greene Holcomb and the Peninsula and Quaker representatives requested that the Goldner Hawn investment be in common stock rather than preferred stock. Goldner Hawn advised them that it was unwilling to proceed unless it purchased convertible preferred stock.

Between May 1, 2007, and May 7, 2007, Greene Holcomb discussed with Goldner Hawn the terms of a possible term sheet for a convertible preferred stock investment by Goldner Hawn in us. Pursuant to our instruction, Greene Holcomb attempted to negotiate a conversion price of $1.75, but Goldner Hawn advised Greene Holcomb that such a price would not be acceptable.

On May 8, 2007, we received a proposal from Goldner Hawn for a financing transaction. Goldner Hawn proposed a total financing of $45 million for convertible preferred stock, of which $35 million would be invested by an affiliate of Goldner Hawn and $5 million each would be invested by Peninsula and Quaker. It proposed that dividends would be paid semi-annually at the rate of 8% per annum through the issuance of additional convertible preferred stock of the same series. It further proposed that the preferred stock would be convertible at the option of the investors at the rate of $1.50 per share of common stock and that five-year warrants would be granted at the time of the financing to purchase an aggregate of 15 million shares of common stock at an exercise price of $2.00 per share. On May 8, the per share closing price of our common stock was $1.35.

Other proposed terms in the May 8, 2007 term sheet included an optional right by us to redeem the preferred stock beginning three years after the closing if the per share closing price of our common stock was at least $3.75 for the preceding 30 days and certain trading volume requirements were satisfied, although the holders of the preferred stock could convert the preferred stock to common stock at any time prior to the actual redemption. Mandatory redemption at the option of the preferred shareholders was requested in certain events and the term sheet provided that Goldner Hawn could designate two directors to serve on our Board at all times during which it held at least 20% of the preferred stock or common stock issued upon conversion. The term sheet proposed a closing fee payment by us to Goldner Hawn of 1% of the purchase price paid by Goldner Hawn and payment of all of its legal and other expenses.

The term sheet also proposed that certain affirmative and negative covenants be agreed to by us for the benefit of Goldner Hawn. They included the right of Goldner Hawn to remove any Chief Executive Officer employed by us and select a new Chief Executive Officer. Goldner Hawn also requested a 21-day exclusivity period to complete its due diligence and negotiate definitive agreements.

At a Board meeting on May 9, 2007, Greene Holcomb and Faegre & Benson discussed the key terms of the May 8 proposal by Goldner Hawn and compared it to Goldner Hawn’s April 26, 2007 investment proposal. Greene Holcomb also discussed Goldner Hawn’s request that each of Peninsula and Quaker simultaneously make $5 million investments, which together with Goldner Hawn’s proposed investment, would equal the $45 million that management believed was the optimal amount of financing from our standpoint. Mr. Weschler informed our Board that he thought Peninsula would make the requested $5 million investment but that Quaker informed him that it might not be willing to make a preferred stock investment because it generally had limited its investments to investments in common stock. He stated that Quaker had told him that it would consider the possible investment further but was supportive of Goldner Hawn’s investment on the proposed terms regardless of whether Quaker made a further investment. Mr. Weschler informed our Board that Peninsula was not willing to invest more than $5 million even if Quaker did not invest. Greene Holcomb described its dilution and discount analysis and the other materials comparing the transaction to similar third party transactions, which had been previously distributed to our Board. Mr. Rogers compared the most recent proposal to the oral proposal of Party A.

Our Board considered whether the pricing terms of the May 8, 2007 proposal could be further improved and determined that the transaction could be at risk if our Board tried to do so. The directors also expressed their views that the proposed transaction could be completed on a timely basis and that it was possible that funding could be completed by the end of the 21-day exclusivity period requested by Goldner Hawn. The directors also discussed possible changes to the requested exclusivity agreement to enable us to respond to unsolicited proposals or inquiries from Party A.

At the May 9, 2007 Board meeting, Faegre & Benson discussed with our Board its fiduciary duties and the significance of forming a special committee of disinterested directors under the Minnesota Business Combination Act, Section 302A.673 of the Minnesota Statutes (the “Minnesota Business Combination Act”) to consider the proposed Goldner Hawn financing. It also reminded the directors of our constituencies that might be taken into consideration by our Board in making its decision and the importance of taking as much time as the directors believed they needed to make the decision.

Because the Goldner Hawn proposal included the requested $5 million investment by Peninsula, Mr. Weschler was excused from the remainder of the meeting. Our Board then discussed the desirability of Peninsula’s making the requested investment both to give Goldner Hawn more confidence in the proposed investment and to provide additional financing that we deemed desirable. Our Board also expressed its preference that Quaker or Goldner Hawn make the additional $5 million investment that Goldner Hawn had requested from Quaker.

Following further discussion, our Board authorized management and our advisors to continue to pursue discussions and negotiations with Goldner Hawn regarding Goldner Hawn’s May 8, 2007 financing proposal and negotiate a 21-day exclusivity agreement with Goldner Hawn to facilitate such discussions and negotiations, provided that it enabled us to have limited discussions with Party A during that period. Our Board also expressed its desire to obtain more information regarding Goldner Hawn’s views as to a long-term strategy for our company and asked management and our advisors to schedule a meeting of the Board with Goldner Hawn to discuss strategy. On May 10, 2007, Quaker informed Goldner Hawn and us that it was prepared to make the $5 million investment requested by Goldner Hawn.

On May 10, 2007, while the exclusivity agreement was being prepared, Party B participated in a telephone conversation with Mr. Weschler. It informed Mr. Weschler that it was interested in an equity transaction by which it would become our largest shareholder. It stated that it believed we could be turned around without substantial additional financing and that it would be interested in purchasing from Peninsula half of Peninsula’s existing common stock. Mr. Weschler informed Party B that we were about to enter into an exclusivity agreement with another party with respect to a financing transaction. Party B then discussed with Greene Holcomb a possible equity investment by Party B but did not discuss the terms. On May 10, 2007, Mr. Weschler informed our other directors of the telephone conversations with Party B. The consensus of our directors was to proceed to finalize a 21-day exclusivity agreement with Goldner Hawn because (1) Party B had several months to make a proposal and had neither made a specific proposal nor recently performed extensive due diligence with respect to us, (2) the May 10 discussions did not include a specific proposal for an investment by Party B in us and those discussions indicated to our directors that Party B may not have done sufficient due diligence recently to understand the extent of our need for additional financing, (3) delaying the signing of the exclusivity agreement might jeopardize the proposed transaction with Goldner Hawn, and (4) Party B could make a proposal during the 21-day exclusivity period and, if it was sufficiently attractive, our Board could consider that proposal at the end of the 21-day period and refrain from signing definitive agreements with Goldner Hawn. On May 11, 2007, we entered into a 21-day exclusivity agreement with Goldner Hawn.

On May 14, 2007, we received a letter from Party B expressing its interest and willingness to explore with us a participation in the financing being considered by us or an alternative financing proposal, subject to disclosure to Party B of the proposal currently under consideration. It stated that it was willing to consider a private purchase of common stock, a purchase of convertible preferred stock, a mezzanine loan, or backstopping a rights offering made to existing shareholders. No purchase price or amount of financing was specified in the letter. Our Chief Executive Officer responded on May 15, 2007 that the matters referred to in Party B’s letter could not be discussed at that time and assured Party B that our primary concern was doing what we believed to be in the best interests of our shareholders. No further communications were received from Party B.

Following the signing of the exclusivity agreement, Goldner Hawn continued its due diligence. During the week of May 21, 2007, counsel to Goldner Hawn sent drafts of the definitive Purchase Agreement and related documents to our counsel.

At the request of our Board, representatives of Goldner Hawn attended the initial portion of our Board meeting held on May 23, 2007. They advised our Board of the status of their due diligence and their views of our company based upon their due diligence. They then discussed their general views regarding what Goldner Hawn believed to be the optimal strategy for us, assuming Goldner Hawn became an investor, and responded to questions from our directors regarding possible strategic changes and the status of Goldner Hawn’s due diligence.

After the Goldner Hawn representatives left the meeting, our Chief Executive Officer and Chief Financial Officer reviewed our performance during the first quarter of fiscal 2007, including the negative variance between actual sales and budgeted sales, possible means of reducing future expenditures and additional limited fixed asset debt financing that might be available. They also discussed the effect of alternative performance scenarios on cash availability if we did not obtain additional financing, and focused on our decreased cash and borrowing availability, as compared to our fiscal 2007 budget, as a result of the continuing negative sales trend and the devaluation by the revolving credit facility lenders of our inventory following the April appraisal. Our Chief Financial Officer also expressed concerns that future inventory appraisals may further decrease borrowing availability.

Faegre & Benson discussed with our Board at the May 23, 2007 meeting the structure and timing of the proposed transaction and recommended the formation of a special committee of our disinterested directors under the Minnesota Business Combination Act to consider whether to approve the proposed sale and possible conversion of the preferred stock, the proposed issuance and possible exercise of the warrants and the entry by Goldner Hawn into the proposed Support Agreement with Peninsula and Quaker that would grant limited voting and other rights to Goldner Hawn. Faegre & Benson explained that Goldner Hawn had requested the approval of the proposed transactions by the special committee to avoid being precluded under the Minnesota Business Combination Act from engaging in other transactions with us for four years after acquiring beneficial ownership of 10% or more of the voting power of our outstanding stock. At the meeting, our Board formed a special committee of disinterested directors consisting of Gail A. Cottle, William F. Farley, Peter V. Handal and Bradley K. Johnson (the “Special Committee”).

After Mr. Weschler was excused from the remainder of the May 23, 2007 meeting, Faegre & Benson and our Board discussed the key terms of the draft Purchase Agreement received from counsel to Goldner Hawn. They also discussed the exercise price adjustments and increase in the number of shares for which the warrants granted to Peninsula and Quaker in 2004 would become exercisable that would result under the anti-dilution provisions of those warrants if the Goldner Hawn financing was completed. Our Board instructed management and our advisors to request that Peninsula and Quaker agree that no anti-dilution adjustments would be made under their 2004 warrants for common stock and warrants that would be issued to Peninsula and Quaker pursuant to the proposed Purchase Agreement.

Following the Board meeting, the Special Committee met and selected Mr. Farley as chair of the Special Committee. Faegre & Benson discussed with the Special Committee in more detail its purposes, role, and fiduciary duties and the terms of the Minnesota Business Combination Act.

Following receipt of the draft definitive agreements, Faegre & Benson negotiated the terms of those agreements with Goldner Hawn’s counsel. On May 29, 2007, Faegre & Benson sent current drafts of those agreements and its summary of those drafts to our directors. On May 30, 2007, our Board of Directors met. The focus of the meeting was on two conditions to completion of the financing that had been requested by Goldner Hawn on May 30, 2007. The first related to the negotiation of a satisfactory amendment to our revolving credit agreement containing terms that were being discussed by Goldner Hawn with General Electric Capital Corporation (“GECC”), the lead lender under the revolving credit agreement. The second was a condition that would permit Goldner Hawn to meet with our largest landlords (based upon numbers of mall stores) and become comfortable in its reasonable discretion that those landlords would consent to the modification of existing leases to enable us to implement certain strategic changes that Goldner Hawn had previously discussed with our Board. After discussion, our Board determined to negotiate the completion of the definitive agreements with Goldner Hawn despite the added uncertainty and delays resulting from the new conditions. Our Board instructed management and our advisors to attempt to narrow the two conditions and to negotiate our ability to terminate the Purchase Agreement if the added conditions were not satisfied or waived by June 15, 2007. Faegre & Benson and counsel to Goldner Hawn continued their negotiations, and on May 31, 2007 Faegre & Benson sent to our Board drafts of the definitive agreements in their current forms and a summary of unresolved issues in the drafts.

On June 1, 2007, our Board of Directors met. Our Chief Executive Officer reported that the negative sales trends had not changed since the May 23, 2007 meeting. Our Chief Financial Officer reported on further negative changes in cash and the decreased borrowing availability under the revolving credit facility resulting from decreased sales and the devaluation of the collateral inventory by the revolving credit facility lenders based upon the April appraisal. She also discussed the likelihood that additional decreases in borrowing availability may result from future appraisals in fiscal 2007. She expressed concerns that if the declining sales trend continued, our decreased borrowing availability under our revolving credit facility, together with our reduced cash position, might not enable us to fund our working capital needs and implement our merchandise and branding strategies, beginning in the third fiscal quarter of 2007. She also expressed her views that even if there was an unanticipated improvement in our short term financial condition as compared to the current forecast, financing in the amount being considered would be needed to operate in fiscal 2008.

At the June 1, 2007 meeting, management and Greene Holcomb informed our Board that there had been no new developments with Party A or Party B and Greene Holcomb stated that there had been no interest of note from any other party Greene Holcomb had contacted. Management informed our Board of the status of discussions with GECC and our Board considered the likelihood that the amendment to the revolving credit facility could be finalized by June 15, 2007.

At the June 1, 2007 Board meeting, Greene Holcomb reviewed with our Board materials previously distributed to our Board setting forth the process that had been followed by us in our pursuit of financing and Greene Holcomb’s analysis of the fairness, from a financial point of view, of the proposed financing. Following further discussion with the directors, Greene Holcomb informed our Board that in its opinion, and based upon and subject to the assumptions, factors and limitations to be set forth in its written opinion (the form of which had been provided to our Board), the cash consideration to be received by us in the proposed Financing Transaction was fair from a financial point of view to us.

Faegre & Benson informed our Board of the positions Goldner Hawn was taking on the unresolved issues in the Purchase Agreement. Mr. Weschler was then excused from the meeting. Faegre & Benson again discussed with our Board its fiduciary duties in deciding whether to approve the proposed financing, including its duty to determine the fairness of the transaction to our company. Faegre & Benson also discussed the structure of the transaction and responded to questions from our Board. Each member of our Board attending the meeting expressed his or her support for the proposed financing transaction, and our Board then recessed to permit the Special Committee and the Audit Committee to meet.

The Special Committee then met with Faegre & Benson and Greene Holcomb. Faegre & Benson reviewed with the Special Committee its role and fiduciary duties and the fact that, at Goldner Hawn’s request, Peninsula and Quaker would be providing a limited amount of the financing. Faegre & Benson also informed the Special Committee that each of Peninsula and Quaker would agree that the exercise price and number of shares of common stock purchasable upon exercise of its 2004 warrants would not be adjusted by the common stock and warrants to be issued to Peninsula and Quaker pursuant to the Purchase Agreement. The Special Committee considered the merits of the proposed financing, the likelihood that it could be completed if definitive agreements were signed, and alternatives if it was not completed. The Special Committee then approved the proposed Financing Transaction financing such that the Minnesota Business Combination Act would not apply to Goldner Hawn following its acquisition of Series A Preferred Stock and Warrants, any subsequent conversion of its Series A Preferred Stock or exercise of its Warrants and its entry into the Support Agreement.

The Audit Committee then approved the investment by Peninsula pursuant to the Purchase Agreement. Our Board then reconvened and approved the proposed definitive financing agreements. The definitive financing agreements were entered into after the close of The NASDAQ Stock Market on June 1, 2007. On that day, the per share closing price of our common stock was $1.38, and the closing bid price was $1.36 per share.

Between June 1, 2007 and June 15, 2007, Goldner Hawn and we worked to satisfy the conditions to closing. Goldner Hawn met with major landlords and negotiations were conducted by us and Goldner Hawn with GECC. On June 15, 2007, an amendment to our revolving credit facility was executed by GECC and us, Goldner Hawn provided $35 million of financing to us, and each of Peninsula and Quaker provided $5 million of financing to us pursuant to the Purchase Agreement in exchange for the Series A Preferred Stock and Warrants provided for in the Purchase Agreement.

The specific details of the business strategy we have discussed with Goldner Hawn continue to be under development and consideration by our management and our Board, including the Series A Directors designated by Goldner Hawn who joined our Board. We expect that our future business strategy will build on one of our initiatives from fiscal 2006, which is to expand our accessories business. This expansion is expected to include accessories-only stores and we may pursue the acquisition of an established accessories brand. We believe that the ideas and resources that Goldner Hawn brings to our company will help us pursue this strategy.

Consequences of Approval of Potential Issuance of Common Stock in Excess of the Exchange Cap

Our Board of Directors, the Special Committee and the Audit Committee have approved the Financing Transaction and our Board and the Special Committee have determined that the Financing Transaction is fair to and in the best interests of our company and our shareholders. Our shareholders should consider the following, as well as other information contained in this proxy statement, in evaluating the Proposal.

Effect of Potential Future Stock Issuance.

As a result of the Financing Transaction, we may issue a substantial number of shares of our common stock, and the shares may be issued at a per share price below the market price of our common stock on the date of such issuance. The common stock issuable upon conversion of the Series A Preferred Stock or upon exercise of the Warrants could have a depressive effect on the market price of our common stock by increasing the number of shares of common stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the common stock.

Dilution

As a result of the Financing Transaction and shareholder approval of the potential issuance of shares of our common stock in excess of the Exchange Cap, the number of shares of outstanding common stock may increase substantially and significantly dilute the ownership interests and proportionate voting power of the existing shareholders. Anti-dilution adjustments to the exercise price of the warrants issued in the 2004 Financing (as defined below) will further dilute the ownership interests and voting power of existing shareholders.

In connection with the Financing Transaction:

•	Goldner Hawn acquired 35,000 shares of Series A Preferred Stock, which are initially convertible into 23,333,333 shares of our common stock, and Warrants to purchase 11,666,667 shares of our common stock.

•	Peninsula acquired 5,000 shares of Series A Preferred Stock, which are initially convertible into 3,333,333 shares of our common stock, and Warrants to purchase 1,666,667 shares of our common stock. In addition, Peninsula owns 15,487,513 shares of our common stock that were purchased prior to the Financing Transaction, which includes 12,820,513 shares that Peninsula acquired from us in a private equity financing transaction we completed in 2004 (the “2004 Financing”). Peninsula also owns warrants to purchase 3,587,402 shares of our common stock that were issued in the 2004 Financing, which warrants were originally exercisable for 2,857,142 shares of our common stock prior to the anti-dilution adjustment relating to the Financing Transaction.

•	Quaker acquired 5,000 shares of Series A Preferred Stock, which are initially convertible into 3,333,333 shares of our common stock, and Warrants to purchase 1,666,666 shares of our common stock. In addition, Quaker owns 6,708,110 shares of our common stock that were purchased prior to the Financing Transaction, which includes 5,128,205 shares that Quaker acquired from us in the 2004 Financing. Quaker also owns warrants to purchase 1,434,962 shares of our common stock that were issued in the 2004 Financing, which warrants were originally exercisable for 1,142,858 shares of our common stock prior to the anti-dilution adjustments relating to the Financing Transaction.

The number of shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants is subject to the Exchange Cap until we have received shareholder approval. The number of shares of our common stock actually issued upon conversion of the Series A Preferred Stock or exercise of the Warrants may be more or less than the number of shares currently issuable upon such conversion or exercise depending on (i) whether, and the extent to which, the Investors convert their shares of Preferred Stock or exercise the Warrants and (ii) anti-dilution adjustments that may be made to the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants. Assuming the shareholders approve the potential issuance of shares of our common stock in excess of the Exchange Cap, and assuming full conversion of the Series A Preferred Stock and exercise in full of the Warrants at the conversion and exercise prices currently in effect, and assuming exercise in full of the warrants issued in the 2004 financing at the adjusted exercise price, we would be required to issue approximately 50 million shares of our common stock, which would represent approximately 56% of the total number of shares that would be issued and outstanding if the number of our outstanding shares does not otherwise change.

Goldner Hawn Will Be a Significant Shareholder.

If the Proposal to approve the potential issuance of shares of our common stock in excess of the Exchange Cap is approved, Goldner Hawn will own capital stock of our company that has 34% of the voting power of our outstanding stock that is entitled to vote generally in the election of directors. In addition, Goldner Hawn has stated in filings with the SEC that it may be deemed to beneficially own an aggregate of 80.9% of our common stock, which includes shares beneficially owned by Peninsula and Quaker, solely by virtue of the Support Agreement, although it has disclaimed beneficial ownership of those shares. Accordingly, Goldner Hawn will have significant voting power with respect to shares of our company and will be able to exert substantial influence over our business and affairs.

In addition, pursuant to the terms of the Certificate of Designations (as defined below), so long as 20% of the shares of Series A Preferred Stock remains outstanding, the holders of the Series A Preferred Stock may elect two directors to our Board of Directors (the “Series A Directors”). Goldner Hawn owns a majority of the shares of Series A Preferred Stock. The terms of the Certificate of Designations also subject us to certain affirmative and negative covenants, which are described below, that may be waived only by the Series A Directors or by the holders of a majority of the shares of Series A Preferred Stock. By virtue of the Support Agreement, Peninsula and Quaker are required to vote in favor of (i) the two nominees for election as directors to our Board designated by Goldner Hawn, and (ii) a sale of our company proposed or supported by Goldner Hawn to a third party that is unrelated to Goldner Hawn and against a sale of our company opposed by Goldner Hawn, provided that Goldner Hawn then holds at least 20% of the number of shares of common stock issued or issuable upon conversion of the Series A Preferred Stock.

As a result, Goldner Hawn is likely to be able to affect very significantly the outcome of matters brought before the shareholders, including the approval of mergers and other business combination transactions.

Interests of Certain Persons in the Financing Transaction

Peninsula and Quaker are greater than 5% shareholders of our common stock. R. Ted Weschler, a member of our Board, is the sole managing member of Peninsula and is responsible for making investment decisions with respect to Peninsula. Mark G. Schoeppner, the President and sole executive officer and director of Quaker Capital Management Corporation, which is the general partner of the general partner of Quaker I and Quaker II, has consented to serve as a director on our Board, and we expect our Governance and Nominating Committee to recommend his election to our Board, and our Board to elect him as a director, within the next few weeks. Peninsula and Quaker participated in the Financing Transaction and acquired the securities described above under “Consequences of Approval of Potential Issuance of Common Stock in Excess of the Exchange Cap — Dilution.”

As a result of the Financing Transaction, the number of shares of our common stock for which the warrants we issued to Peninsula and Quaker in the 2004 Financing are exercisable, and the exercise price per share of such common stock, were adjusted pursuant to the anti-dilution provisions of those warrants. In connection with the execution of the Purchase Agreement, Peninsula and Quaker agreed that the Series A Preferred Stock and the Warrants issued to them under the Purchase Agreement would not be included in the formula to determine the amount of the anti-dilution adjustment to the warrants issued in the 2004 Financing. As a result, the exercise price of the warrants will be reduced from $3.00 to $2.39 and the aggregate number of shares of common stock issuable upon exercise of such warrants will increase by approximately one million shares to approximately five million shares.

Pursuant to our Amended and Restated 2000 Long Term Incentive Plan (the “2000 Plan”), the Financing Transaction constituted a “Change of Control” (as defined therein) with respect to previously unvested options to purchase 116,667 shares of our common stock issued to Mr. Searles in connection with the commencement of his employment, resulting in the acceleration of vesting of such previously unvested options, which were originally scheduled to vest on December 1, 2007. The definition of “Change of Control” under the 2000 Plan was amended effective for stock options granted on or after February 21, 2005 to require acquisition or beneficial ownership of a majority (as opposed to at least one-third, which was the threshold for the stock option granted to Mr. Searles) of the voting power of our shares of common stock by a person or group. The Compensation Committee of our Board of Directors considered Goldner Hawn’s statement that it may be deemed to beneficially own a majority of our shares of common stock solely by virtue of the Support Agreement and its disclaimer of such beneficial ownership and determined that Goldner Hawn should not be deemed to have acquired or beneficially own a majority of the shares for purposes of the 2000 Plan.

Composition of Our Board of Directors Following the Financing Transaction

On June 15, 2007, upon the closing of the Financing Transaction, the holders of Series A Convertible Preferred Stock elected Michael T. Sweeney and Darren L. Acheson to serve as members of our Board of Directors. Messrs. Sweeney and Acheson will serve as the Series A Directors pursuant to the Certificate of Designations. They were designated by Goldner Hawn as its designees pursuant to the Purchase Agreement and, pursuant to the Support Agreement, Peninsula and Quaker, who hold approximately 56.58% of the total issued and outstanding common stock, agreed to vote all of their shares in favor of the two nominees for director proposed by Goldner Hawn.

Mr. Sweeney, age 49, joined Goldner Hawn as a Managing Director in 2000 and was elected Managing Partner in November 2001. He previously served as President of Starbucks Coffee Company (UK) Ltd. in London and held various operating management and corporate finance roles. After starting his career with Merrill Lynch in New York and Phoenix, he built and sold an investment banking boutique. Subsequently, Mr. Sweeney developed and sold franchise companies in the Blockbuster and Papa John’s systems. Mr. Sweeney serves as a director of First Solar, Inc.

Mr. Acheson, age 43, has been an investment professional with Goldner Hawn since October 2003. From March 2002 to September 2003, Mr. Acheson founded Acheson Capital, an advisory firm that assisted Goldner Hawn in the sale of one of its investments. From September 1991 to February 2002, Mr. Acheson was an investment banker at Piper Jaffray & Co., where he worked as a senior investment banker and group head for Consumer Investment Banking.

Mr. Sweeney and Mr. Acheson have the right to be appointed to the committee or committees of our Board that they designate in writing to us, provided that (i) they constitute less than 50% of each committee unless otherwise approved by our Board, (ii) the Governance and Nominating Committee of our Board, and our Board determines that they are “independent” under the rules of The NASDAQ Stock Market, and (iii) they will not serve on the Audit Committee unless they are also deemed to be independent under the Exchange Act (as defined below). The specific committee appointments for Messrs. Sweeney and Acheson have not yet been determined.

Opinion of Financial Advisor

In March 2007, we retained Greene Holcomb to act as our exclusive financial advisor in connection with a proposed private financing and, if requested, to render an opinion to our Board of Directors as to the fairness, from a financial point of view, of the consideration to be paid to our company in connection with the private financing. On June 1, 2007, our Board of Directors met to review the proposed Financing Transaction. During this meeting, Greene Holcomb reviewed with our Board of Directors certain financial analyses, which are summarized below. Also at this meeting, Greene Holcomb delivered to our Board of Directors its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the $45 million we received from the Investors in the Financing Transaction (the “Investment Consideration”) was fair, from a financial point of view, to us. Greene Holcomb’s opinion, together with the related presentation to our Board of Directors, was only one of the many factors taken into consideration by our Board of Directors in making its determination to approve the Financing Transaction. See “Special Committee and Board Recommendation.”

The full text of Greene Holcomb’s written opinion dated June 1, 2007, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limitations on the scope of the review undertaken by Greene Holcomb in rendering its opinion, is attached as Annex A to this proxy statement and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Greene Holcomb opinion in its entirety.

Greene Holcomb’s written opinion, which was directed to our Board of Directors, addresses only the fairness to us, from a financial point of view, of the Investment Consideration to be received by us. Greene Holcomb’s opinion does not address whether the Financing Transaction, or any portion or aspect of the Financing Transaction, is fair to any of our shareholders, creditors or other constituencies, nor does the opinion address any other terms or agreement relating to the Financing Transaction. Greene Holcomb was not requested to opine as to, and the opinion does not address, our basic business decision to proceed with or effect the Financing Transaction, the relative merits of the Financing Transaction as compared to any alternative business strategies or transactions that might exist for us or the effect of any other transaction in which we might engage. Greene Holcomb’s written opinion does not constitute a recommendation to any of our shareholders as to what action to take with respect to the Proposal.

In arriving at its opinion, Greene Holcomb, among other things:

•	reviewed and analyzed the financial terms of the draft Purchase Agreement, the draft Certificate of Designations, the draft form of Warrant, the draft Registration Rights Agreement and the draft Support Agreement received by Greene Holcomb on May 31, 2007;

•	reviewed and analyzed certain publicly available historical financial and operating data concerning our company, including our Annual Reports on Form 10-K for our fiscal years 2002, 2003, 2004, 2005 and 2006;

•	reviewed and analyzed our interim financial information for the three months ended May 5, 2007 provided to Greene Holcomb by management;

•	reviewed and analyzed certain internal financial projections for our company for the year ending February 2, 2008 prepared for financial planning purposes and furnished to Greene Holcomb by management;

•	visited our headquarters and conducted discussions with members of management, members of our Board of Directors and our largest shareholder with respect to our business and prospects;

•	conducted discussions with Faegre & Benson;

•	conducted a discussion with our outside accountants;

•	reviewed the historical prices, trading volumes and trading multiples of our common stock;

•	reviewed publicly available financial, operating and stock market data of certain companies engaged in businesses or in circumstances that Greene Holcomb deemed relatively and reasonably comparable to ours;

•	compared the financial terms of the Financing Transaction with the financial terms, to the extent publicly available, of other private placement transactions that Greene Holcomb deemed relevant; and

•	reviewed a liquidation analysis of our company prepared by, and provided to Greene Holcomb by, management.

The following is a summary of an overview presented by Greene Holcomb and the material financial analyses performed by Greene Holcomb in connection with the preparation of its fairness opinion, which were reviewed with our Board of Directors at a meeting of the Board held on June 1, 2007. It does not purport to be a complete description of the analyses performed by Greene Holcomb or of its presentation to our Board of Directors on June 1, 2007. This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Greene Holcomb. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Greene Holcomb or our Board of Directors. Except as otherwise noted, the quantitative information included in the following summary, to the extent that it is based on market data, is based on market data as it existed on or before May 30, 2007, and is not necessarily indicative of current market conditions.

Transaction and Capitalization Overview

Greene Holcomb summarized for our Board of Directors certain financial details of the proposed Financing Transaction, including the amount to be invested by Goldner Hawn, Peninsula and Quaker (an aggregate of $45 million), the number of shares of common stock issuable upon conversion of the Series A Preferred Stock (30 million), the number of shares of common stock purchasable pursuant to the Warrants to be issued in connection with the Financing Transaction (15 million) and the resulting Warrant coverage as compared to shares of common stock issuable upon conversion of the Series A Preferred Stock (50%), the number of fully diluted shares as of April 9, 2007, excluding outstanding out-of-the-money options and warrants (39.2 million), the closing price of the common stock as of May 30, 2007 ($1.37), the conversion price of the Series A Preferred Stock ($1.50) and the premium of the conversion price to the closing price of the common stock as of May 30, 2007 (9.5%). Greene Holcomb also calculated the number of fully diluted shares of common stock outstanding on a pro forma basis after the sale of the Series A Preferred Stock (excluding for this purpose outstanding out-of-the-money options and warrants), both assuming no issuance of Warrants with the Series A Preferred Stock (69.2 million shares outstanding, 43.3% dilution to non-investing shareholders) and assuming the issuance of Warrants with the Series A Preferred Stock (84.2 million shares outstanding, 53.4% dilution to non-investing shareholders).

Valuation of Preferred Stock and Warrants

Greene Holcomb analyzed the value of the Series A Preferred Stock and Warrants sold in the Financing Transaction, the purchase price of which was $1.50 for each share of common stock issuable upon conversion of the Series A Preferred Stock into common stock. Greene Holcomb used Black-Scholes modeling to estimate that the value of the Warrants being issued with the Series A Preferred Stock was $0.29 per share of common stock into which the Series A Preferred Stock is convertible. This implied an offering price per share of $1.21 for the common stock into which the Series A Preferred Stock is convertible, resulting in an implied discount of 11.7% from the $1.37 closing price of the common stock on May 30, 2007.

Selected Market and Financial Information Concerning Company

Greene Holcomb reviewed general background information concerning us, including recent financial and operating results and outlook, and selected market information concerning our common stock. Among other things, Greene Holcomb noted the following with respect to the trading of our common stock:

Stock Price (as of May 30, 2007)
Last Close	$1.37
High	$1.39
Low	$1.35
10 Trading Day Average	$1.23
20 Trading Day Average	$1.27
30 Trading Day Average	$1.30
45 Trading Day Average	$1.36
60 Trading Day Average	$1.46
90 Trading Day Average	$1.61
In 52-week period ending May 30, 2007, the stock traded at:
Low of	$1.07
High of	$4.12
% of 52-Week High	33.3%
Average Daily Volume	98,055

Greene Holcomb also presented additional stock price and volume performance data for our common stock for the 90 days and 12 months ended May 30, 2007, including price performance of our common stock over the previous 12 months relative to the comparable specialty retailers identified below, the comparable distressed retailers identified below and The NASDAQ Stock Market.

Comparable Company Analysis

Greene Holcomb analyzed financial information, valuation ratios and operating metrics of our company compared to corresponding data and ratios from 11 publicly traded companies deemed comparable by Greene Holcomb to us (“Specialty Retailers”) as well as three publicly traded companies currently operating with negative EBITDA (earnings before interest, taxes, depreciation and amortization) margins (“Distressed Companies”). Given our financial circumstances, Greene Holcomb deemed it appropriate to look at these two groups of comparable companies. Greene Holcomb used publicly available Wall Street research estimates for the comparable company groups. Greene Holcomb used projections for us provided by management. These analyses produced multiples of selected valuation data and operating metrics that Greene Holcomb compared to multiples and operating metrics for us.

Specialty Retailers

The Specialty Retailers included in Greene Holcomb’s comparative analysis included Cache Inc., Casual Male Retail Group, Inc., Cato Corp., Charlotte Russe Holding Inc., Christopher & Banks Corp., Deb Shops Inc., Hot Topic, Inc., Jos. A Bank Clothiers Inc., New York & Company Inc., United Retail Group Inc. and Wet Seal Inc. This

group was selected from publicly traded companies with SIC Codes of 5600 (Retail — Apparel & Accessory Stores), 5621 (Retail — Women’s Clothing Stores), 5651 (Retail — Family Clothing Stores) and deemed by Greene Holcomb to be similar to our business. Greene Holcomb believed that an analysis based on the trading multiples and operating metrics of these companies represented possible multiples and metrics of our company in a healthy financial position.

			Comparable Specialty Retailers
	Company		Low		Mean		Median		High
Trading Multiples
Enterprise value to latest twelve months revenue	0.2	x	0.3	x	0.8	x	0.8	x	1.3	x
Enterprise value to estimated calendar year 2007 revenue	0.2	x	0.3	x	0.7	x	0.8	x	1.2	x
Enterprise value to projected calendar year 2008 revenue	0.2	x	0.3	x	0.7	x	0.7	x	1.0	x
Enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”)	NEG		5.6	x	8.4	x	7.8	x	16.4	x
Enterprise value to estimated calendar year 2007 EBITDA	NEG		4.5	x	6.8	x	6.7	x	9.7	x
Enterprise value to projected calendar year 2008 EBITDA	3.4	x	3.4	x	5.7	x	5.5	x	7.7	x
Share price to latest twelve months earnings per share	NEG		13.8	x	22.7	x	18.1	x	37.4	x
Share price to estimated calendar year 2007 earnings per share	NEG		15.1	x	18.4	x	17.0	x	25.2	x
Share price to projected 2008 earnings per share	NEG		11.8	x	14.7	x	13.8	x	19.0	x
Operating Metrics
5-year earnings per share growth	20.0%		10.0%		17.6%		17.6%		25.0%
Gross margin for latest twelve months	24.2%		24.7%		37.6%		34.0%		61.9%
EBITDA margin for latest twelve months	(11.6)%		5.1%		9.9%		9.1%		16.3%

Distressed Retailers

The Distressed Companies included in Greene Holcomb’s comparative analysis included Bombay Company Inc., Pier 1 Imports Inc. and Sharper Image Corp. Greene Holcomb believed that the financial condition and trading characteristics of the Distressed Retailers made them a better comparable group than the Specialty Retailers based on our current financial condition.

			Comparable Distressed Retailers
	Company		Low		Mean		Median		High
Trading Multiples
Enterprise value to latest twelve months revenue	0.2	x	0.2	x	0.3	x	0.4	x	0.4	x
Enterprise value to estimated calendar year 2007 revenue	0.2	x	0.2	x	0.3	x	0.4	x	0.4	x
Enterprise value to projected calendar year 2008 revenue	0.2	x	0.2	x	0.3	x	0.4	x	0.4	x
Enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”)	NEG		NEG		NEG		NEG		NEG
Enterprise value to estimated calendar year 2007 EBITDA	NEG		NEG		NEG		NEG		NEG
Enterprise value to projected calendar year 2008 EBITDA	3.4	x	12.1	x(1)	12.1	x(1)	12.1	x(1)	12.1	x(1)
Share price to latest twelve months earnings per share	NEG		NEG		NEG		NEG		NEG
Share price to estimated calendar year 2007 earnings per share	NEG		NEG		NEG		NEG		NEG
Share price to projected 2008 earnings per share	NEG		NEG		NEG		NEG		NEG
Operating Metrics
5-year earnings per share growth	20.0%		21.8%		28.2%		31.2%		31.7%
Gross margin for latest twelve months	24.2%		(11.5)%		(8.8)%		(8.4)%		(6.6)%
EBITDA margin for latest twelve months	(11.6)%		(5.2)%		(4.4)%		(4.4)%		(3.6)%

(1)	Only one of the three distressed retailers was positive and was at a 12.1 multiple.

Comparable Transactions Analysis

Greene Holcomb reviewed 36 structured PIPE (private investment in public equity) transactions it deemed comparable to the Financing Transaction (the “Comparable Transactions”). Greene Holcomb’s analysis was based on information obtained from SEC filings, public company disclosures, press releases and industry databases and by applying the following criteria:

•	transactions closed between January 1, 2005 and May 30, 2007;

•	transactions with publicly available information regarding terms;

•	transactions utilizing a convertible preferred security with a fixed conversion rate;

•	transactions with warrant coverage; and

•	transactions with gross proceeds raised between $10 million and $100 million.

Greene Holcomb included in its analysis PIPE transactions involving the following companies:

Alteon Inc.
American Telecom Services, Inc.
Applied Digital Solutions, Inc.
Brooke Corporation
Cell Therapeutics, Inc. (2 transactions)
Cenuco, Inc.
Cleveland Biolabs, Inc.
Diomed Holdings, Inc.
Dirt Motor Sports Inc.
Dwango North America Corporation
Elite Pharmaceuticals, Inc. (2 transactions)
Environmental Power Corporation
GigaBeam Corporation (2 transactions)
GlobalOptions Group, Inc.
Health Fitness Corporation
iSECUREtrac Corporation
IT&E International Group
MediaBay, Inc.
Minrad International Inc.
MRU Holdings Inc.

MTI Technology Corporation
Multiband Corporation
Neurologix, Inc.
Novelos Therapeutics, Inc.
NutraCea
RCG Companies Inc.
Rush Financial Technologies, Inc.
Think Partnership Inc.
Uni-Pixel, Inc.
Universal Food and Beverage Company
Velocity Express Corporation
Vertical Communications, Inc.
World Waste Technologies Inc.

Greene Holcomb analyzed the terms of the Comparable Transactions, including the warrants issued in association with such transactions and the premium or discount to market at which the Comparable Transactions were priced. The following table sets forth such comparisons:

	Comparable Transactions
	Company	Low	Mean	Median	High
PIPE Information
Gross Proceeds (in millions)	$45.0	$10.0	$19.2	$15.0	$45.0
Interest/dividend	8.0%	0.0%	6.4%	7.5%	13.0%
Warrant coverage (warrants to underlying common stock purchased)	50.0%	25.0%	43.5%	44.4%	82.6%
Premium (discount) to May 30, 2007 closing price
Conversion premium (discount)	9.5%	(58.8)%	(8.4)%	(1.1)%	47.3%
Warrant premium (discount)	(21.2)%	(77.3)%	(26.9)%	(25.1)%	0.0%
Total premium (discount)	(11.7)%	(102.4)%	(35.3)%	(28.7)%	37.1%
Premium (discount) to average closing price for 20 trading days pre-closing
Conversion premium (discount)	18.2%	(61.3)%	(10.7)%	(4.4)%	47.9%
Warrant premium (discount)	(20.2)%	(72.1)%	(26.0)%	(25.5)%	0.0%
Total premium (discount)	(2.0)%	(102.2)%	(36.7)%	(29.7)%	38.2%
Shareholder dilution
Without warrants	43.3%	4.9%	35.0%	28.4%	88.5%
With warrants	53.4%	6.5%	41.7%	35.5%	92.0%

Greene Holcomb observed that the terms of the Financing Transaction generally were within the range of terms observed in the Comparable Transactions.

Other Factors and Analyses

In connection with its review of the Financing Transaction, and in arriving at its opinion, Greene Holcomb reviewed an asset liquidation analysis for us prepared by management. An asset liquidation analysis provides a valuation of a company’s assets and liabilities based on the estimated proceeds that could be raised were the company to cease as a going concern and be liquidated. In a liquidation scenario, the net proceeds of a company’s assets are equivalent to its enterprise value because these proceeds represent the total value available to all investors in the company from the liquidation of those assets. The asset liquidation analysis provided by management estimated the proceeds that would be generated from an orderly liquidation of our assets beginning on June 1, 2007 through February 2, 2008. After the partial payment of creditors, no proceeds would be available to our shareholders based on this liquidation analysis. Greene Holcomb did not participate in the preparation of this asset liquidation analysis, assumed the accuracy, completeness and fairness of this analysis, and did not independently review the data or the calculations used in connection with this analysis.

In arriving at its opinion, Greene Holcomb also considered that we appeared to have limited alternatives to the Financing Transaction. During the course of its engagement, Greene Holcomb was asked by our Board of Directors to solicit indications of interest from various third parties regarding an investment in, or acquisition of, our company. Beginning in March 2007, Greene Holcomb contacted 66 potential investors and/or acquirors. Of the parties contacted, 22 received an information package containing publicly available information regarding us, and six received confidential information regarding us after entering into confidentiality agreements. Other than the original and revised investment proposal received from Goldner Hawn, Goldner Hawn’s original acquisition proposal and the withdrawn proposed worksheet from Party A, each as discussed in “Background of the Financing Transaction,” we received no written investment or acquisition proposals. Greene Holcomb has also considered the results of this solicitation in rendering its opinion.

In reaching its conclusion as to the fairness of the Investment Consideration and in its presentation to our Board of Directors, Greene Holcomb did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Greene Holcomb believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of Greene Holcomb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which securities might actually be sold to other parties. These analyses are inherently subject to uncertainty because they are based upon numerous factors or events beyond the control of the parties and their respective advisors. No company or transaction used in any analysis for purposes of comparison is identical to us or the Financing Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which we were compared and other factors that could affect our value.

For purposes of its review and in rendering this opinion, Greene Holcomb relied upon and assumed the accuracy, completeness and fairness of the financial and other information discussed with, provided to or otherwise made available to it by us, or obtained by Greene Holcomb from public sources, and did not attempt to, or assume responsibility to, independently verify such information. Greene Holcomb further relied upon the assurances of management that the information provided was prepared on a reasonable basis in accordance with industry practice, and with respect to projections and other business outlook information, reflected the best currently available estimates and judgment of management and that they were not aware of any information or facts that would make the information provided to Greene Holcomb incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Greene Holcomb assumed that the we were not a party to any pending transaction, including any external financing of which it was not aware, recapitalization, acquisition or merger discussions, other than the Financing Transaction. Greene Holcomb further assumed that there were no other material changes in our assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them.

Greene Holcomb relied, with our consent, on advice of our outside counsel and our independent accountants, and on the assumptions of our management, as to all legal, tax and accounting matters with respect to the Company and the Financing Transaction. In this regard, Greene Holcomb expressed no opinions on matters of a legal, tax or accounting nature relating to or arising out of the Financing Transaction.

Greene Holcomb assumed that the final form of the documents in connection with the Financing Transaction were substantially similar to the last drafts reviewed by it, without modification of material terms or conditions and assumed that the representations and warranties in the Purchase Agreement were true and correct in all material respects. Greene Holcomb also assumed the conditions to the Financing Transaction would be met and that the Financing Transaction would be consummated pursuant to the terms of the Purchase Agreement without any limitations, restrictions, conditions, amendments or modifications that collectively would have had a material adverse effect on us. In arriving at its opinion, Greene Holcomb assumed that all the necessary regulatory approvals and consents required for the Financing Transaction were obtained in a manner that would not adversely affect us or otherwise alter the terms of the Financing Transaction.

In arriving at its opinion, Greene Holcomb did not perform or obtain any appraisals or valuations of any of our specific assets or liabilities (fixed, contingent or otherwise), was not furnished with any such appraisals or valuations and did not make a physical inspection of our property or assets, other than the asset liquidation analysis described above. Greene Holcomb was not requested to, and did not, undertake an independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which we are a party or may be subject, and at our direction and with our consent, Greene Holcomb’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Greene Holcomb’s opinion was necessarily based upon the information available to it, facts and circumstances and economic, market and other conditions as they existed and were subject to evaluation on the date thereof; events occurring after such date could materially affect the assumptions Greene Holcomb used in preparing its opinion. Greene Holcomb did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm its opinion. Greene Holcomb did not express any opinion as to the prices or range of prices at which shares of our common stock have traded or at which such shares may trade at any future time.

For services rendered in connection with the delivery of its opinion, we paid Greene Holcomb $350,000 upon delivery of its opinion, which was not contingent upon the completion of the Financing Transaction. For its investment banking services in connection with the Financing Transaction, we paid Greene Holcomb a fee equal to 5% of the purchase price of the Series A Preferred Stock and Warrants that was contingent upon completion of the Financing Transaction, against which the opinion fee was credited. We also paid Greene Holcomb a non-contingent monthly fee of $25,000 for four months, agreed to reimburse Greene Holcomb for its expenses incurred in connection with its services, including the fees and expenses of its counsel (not to exceed $25,000 without our prior consent), and to indemnify Greene Holcomb against certain liabilities arising out of its engagement.

Greene Holcomb, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for investment, corporate and other purposes. In September 2005, Greene Holcomb was engaged by Goldner Hawn to sell one of its portfolio companies. The sale transaction was completed in September 2006 and Greene Holcomb received customary compensation for its role in representing Goldner Hawn. In addition, as a customary part of its investment banking business, Greene Holcomb periodically solicits Goldner Hawn as a prospective buyer in a client sale process, and in March 2007, Goldner Hawn completed the acquisition of one of its clients. Greene Holcomb may seek to provide us and our affiliates certain investment banking and other services unrelated to the Financing Transaction in the future.

Terms of the Financing Documents

This section describes the material provisions of the Purchase Agreement, Certificate of Designations, Registration Rights Agreement (as defined below), Warrants and Support Agreement (the “Financing Documents”). Copies of the Financing Documents have been filed as exhibits to our Current Reports on Form 8-K filed by us with the SEC on June 5, 2007 and June 21, 2007. We urge all shareholders to read the Financing Documents carefully.

Securities Purchase Agreement

The Purchase Agreement provided for the sale to the Investors of shares of Series A Preferred Stock and the Warrants for a total purchase price of $45.0 million.

Conditions Satisfied Prior to Closing

The obligations of the Investors to purchase the shares of Series A Preferred Stock and the Warrants under the Purchase Agreement were contingent upon, among other conditions:

•	there having been no material adverse effect upon us, as described in the Purchase Agreement, since the date of signing the Purchase Agreement;

•	Goldner Hawn being satisfied, in its reasonable discretion, based on meetings with four of our landlords, who control most of our mall store leases, that such landlords will make such modifications in the leases as are necessary to enable us to execute the future business strategy in substantially the manner that Goldner Hawn had discussed with us; and

•	GECC entering into an amendment of our credit agreement with GECC, in a form reasonably satisfactory of Goldner Hawn, containing substantially the terms set forth in the term sheet previously provided by GECC, and GECC consenting to the transactions set forth in the Purchase Agreement.

These conditions were satisfied (in the case of the landlord meeting condition, it was satisfied in Goldner Hawn’s discretion on the basis of meetings with two (rather than four) of our landlords) and the closing of the transactions contemplated by the Purchase Agreement occurred on June 15, 2007.

Representations and Warranties

In the Purchase Agreement, we made customary representations and warranties to the Investors relating to, among other things:

•	subsidiaries;

•	corporate organization and qualification;

•	authorization and enforceability of the Purchase Agreement and the documents contemplated therein;

•	whether entering into the Financing Documents and consummating the Financing Transaction will conflict with our charter documents, constitute a default under our debt instruments or other existing agreements, violate any laws, regulations or existing agreements, give others any rights of termination, amendment, acceleration or cancellation of any agreement or create liens upon our assets;

•	filings, consents and approvals relating to the Financing Transaction;

•	validity of the Series A Preferred Stock and the Warrants and the reservation of the common stock to be issued upon conversion of the Series A Preferred Stock and exercise of the Warrants;

•	capitalization;

•	timely filing of required documents with the SEC, material compliance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the absence of untrue statements and omissions in those documents;

•	absence of material changes since the date of the latest audited financial statements appearing in a report filed by us with the SEC;

•	absence of litigation that affects the Financing Transaction or otherwise would have a material adverse effect;

•	absence of labor disputes;

•	absence of any default or violation of any existing agreement, court order, statute, rule or regulation;

•	possession of necessary certificates, authorizations and permits;

•	title to personal property and assets and status of leases;

•	intellectual property matters;

•	insurance matters;

•	transactions with affiliates and employees;

•	compliance with the Sarbanes-Oxley Act of 2002, and internal accounting controls;

•	payment of brokerage or finder’s fees;

•	no requirement to register under the Securities Act the offer and sale of the Series A Preferred Stock and the Warrants;

•	not being an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

•	other registration rights granted by us;

•	compliance with the listing and maintenance requirements of the trading market on which our shares trade;

•	taking all necessary action to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under our articles of incorporation or the laws of the state of Minnesota;

•	the absence of untrue statements or omissions of disclosures by us;

•	no integration of this offering of securities with prior offerings;

•	solvency;

•	Form S-3 eligibility for the resale of shares of common stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants;

•	filing of tax returns and payment of taxes;

•	absence of general solicitation or advertising;

•	absence of foreign corrupt practices;

•	identity of accounting firm and its status as a registered public accounting firm;

•	absence of manipulation of price of securities;

•	employee benefit matters; and

•	environmental, health and safety matters.

Fees and Expenses

Pursuant to the terms of the Purchase Agreement, we agreed to pay a transaction fee to Goldner Hawn equal to 1% of its purchase price ($350,000) and reimburse the Investors for their expenses in connection with the transaction, up to a maximum of $500,000.

Indemnification

We agreed to indemnify the Investors and their directors, officers, stockholders, members, partners, employees and agents (each an “Indemnified Party”) from any losses that any Indemnified Party may suffer or incur as a result of or relating to:

•	any breach of any of the representations, warranties, covenants or agreements made by us in the Purchase Agreement or in any other Financing Document or any other document or agreement entered into in connection with the Financing Transaction without giving effect to any materiality, material adverse effect or any similar qualifications; or

•	any action instituted against any Investor or their affiliates by any of our shareholders who is not an affiliate of such Investor with respect to any of the transactions contemplated by the Purchase Agreement or any other Financing Document (unless such action is based on a breach of such Investor’s representations, warranties or covenants or any agreements or understandings the Investor may have with such shareholder or any violations by the Investor of state or federal securities laws or any conduct by such Investor which constitutes, fraud, gross negligence, willful misconduct or malfeasance);

provided however, that we do not have an obligation to indemnify the indemnified parties unless and until the aggregate amount of indemnifiable losses exceeds $200,000, at which point we will be obligated for the entire portion of such losses from the first dollar thereof.

Registration Rights Agreement

At the closing of the Financing Transaction, we entered into the Registration Rights Agreement with the Investors (the “Registration Rights Agreement”).

Demand Registration Rights

Pursuant to the Registration Rights Agreement, we have agreed that upon written request from Goldner Hawn, we shall (i) within 10 days after the date of such request, give notice to all Investors that such request has been made and (ii) as soon as practicable, and in any event within 60 days after the date of such request, file a registration statement for the purpose of registering under the Securities Act the resale of any common stock issued or issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants that Goldner Hawn and the other Investors requested to be registered. Notwithstanding the foregoing, we are not obligated to effect a registration statement under any of the following circumstances:

•	we furnish to Goldner Hawn a certificate signed by our Chief Executive Officer stating that in the good faith judgment of our Board of Directors it would be materially detrimental to us and our shareholders for such registration statement to be effective because it would materially interfere with a significant transaction, require premature disclosure of material information we have a bona fide business purpose for preserving as confidential or render us unable to comply with requirements under the Securities Act or Exchange Act, provided that we may not invoke this right more than once in any twelve month period;

•	we have already effected two registrations pursuant to Goldner Hawn’s demand registration rights; or

•	the registration would be effected during the period starting with the date 45 days prior to our good faith estimate of the date of filing of, and ending on the date 90 days after the effective date of, a registration initiated by us for our own issuance of securities.

Piggyback Registration Rights

In addition, we granted to each of the Investors the right, subject to certain cutback limitations in underwritten registrations, to include its shares of common stock acquired upon conversion of the Series A Preferred Stock or exercise of the Warrants issued in the Financing Transaction in any registration statement filed by us (other than certain registration statements, including those relating to the sale of securities to employees pursuant to stock option or similar plans or the issuance of securities pursuant to a business combination).

Underwriter’s Cutbacks

In the event of an underwritten registration, the order of priority of shares to be included in the registration statement gives preference to shares of common stock acquired upon conversion of the Series A Preferred Stock or exercise of the Warrants issued in the Financing Transaction held by Goldner Hawn first, then to such securities held by Peninsula and Quaker, and finally to other shares of our common stock.

Registration Expenses

We will bear all fees and expenses of registration, plus the reasonable fees and disbursements of one counsel for the selling Investors. We will not be responsible for underwriting discounts or broker or similar commissions.

Additional Company Obligations

We have agreed to do a number of additional things whenever required to effect a registration under the terms of the Registration Rights Agreement, including the following:

•	furnish to each Investor for its review copies of any proposed registration statement or related prospectus not less than five trading days before filing;

•	prepare and file, as expeditiously as reasonably possible, with the SEC a registration statement and use commercially reasonable efforts to cause such registration statement to become effective as promptly as possible after the filing thereof and, upon the request of Goldner Hawn, keep such registration statement effective for a period of up to 180 days; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period Goldner Hawn refrains, at the request of an underwriter of our securities, from selling any securities included in such registration and (ii) in the case of any registration of securities on Form S-3 that are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended for up to 360 days if necessary;

•	respond as promptly as possible to any comments received from the SEC;

•	prepare and file any necessary amendments and supplements to the registration statement;

•	use commercially reasonable efforts to register or qualify in connection with the registration or qualification of the securities for the resale by the Investors under the securities or Blue Sky laws of such jurisdictions in the United States as any Investor reasonably requests in writing; and

•	use commercially reasonable efforts to cause all such securities covered by such registration statement to be listed on The NASDAQ Global Market or other trading market on which our common stock is listed or quoted for trading.

Indemnification

We have agreed to indemnify each Investor and its officers, directors, agents, brokers, investment advisors and employees of each of the foregoing and each person who controls any Investor, and the officers, directors, agents and employees of each such controlling person against any losses arising out of or relating to any untrue or alleged untrue statement of a material fact, or actual or alleged omission of a material fact, contained in the registration statement or the related prospectus to be filed under the Registration Rights Agreement. We are not required to indemnify for any losses that may arise out of:

•	untrue statements or omissions based solely upon information (a) regarding the Investor that was provided in writing by the Investor for inclusion in the registration statement or prospectus, or (b) that relates to the Investor or the Investor’s proposed method of distribution of the registrable securities and was reviewed and expressly approved in writing by the Investor for use in the registration statement or prospectus; or

•	the use by the Investor of an outdated or defective prospectus after being notified by us in writing that the prospectus is outdated or defective.

Each Investor has agreed to indemnify us, our directors, officers, agents and employees, each person who controls us, any other holder selling securities under the registration statement and the directors, officers, agents and employees of such controlling persons against any losses that may arise out of or based solely upon:

•	such Investor’s failure to comply with the prospectus delivery requirements of the Securities Act;

•	any untrue or alleged untrue statement of material fact, or actual or alleged omission of a material fact, contained in the registration statement or the related prospectus to be filed under the Registration Rights Agreement, to the extent such statement or omission is contained in information (a) provided in writing by the Investor for inclusion in the registration statement or prospectus, or (b) that relates to the Investor or the Investor’s proposed method of distribution of the registrable securities and was reviewed and expressly approved in writing by the Investor for use in the registration statement or prospectus; or

•	the use by the Investor of an outdated or defective prospectus after being notified by us in writing that the prospectus is outdated or defective.

In no event will the liability of any Investor be greater than the dollar amount of the net proceeds received by such Investor upon the sale of the registrable securities giving rise to such indemnification obligation.

Termination of Registration Rights

No Investor may exercise any of its registration rights after such time when the Investor may freely sell all of its shares of common stock within a three-month period pursuant to Rule 144 or without volume restrictions pursuant to Rule 144(k) of the Securities Act.

Certificate of Designations

On June 15, 2007, in connection with the consummation of the Financing Transaction, we filed the Certificate of Designations for Series A Convertible Preferred Stock (the “Certificate of Designations”). The Certificate of Designations provides the following rights and preferences of the Series A Preferred Stock:

Dividends

The Series A Preferred Stock is entitled to payment in kind cumulative dividends of 8% each year, issuable semi-annually, payable in shares of Series A Preferred Stock (the “Series A Dividends”). No dividends on common stock or repurchases by us of common stock is permitted unless all accrued dividends on the Series A Preferred Stock have been paid.

Liquidation

In the event of a liquidation of our company, the holders of Series A Preferred Stock will be entitled to receive an amount equal to their purchase price per share of Series A Preferred Stock plus any accrued but unpaid dividends before any payment or distribution of assets may be made by us with respect to common stock.

Conversion

The shares of Series A Preferred Stock are initially convertible into shares of our common stock at a conversion price of $1.50 per share, subject to anti-dilution adjustments. Accordingly, the shares of Series A Preferred Stock will initially be convertible into 30 million shares of our common stock. The conversion price is subject to anti-dilution adjustments in the event of stock splits and similar events, and in the event of stock issuances below either the market price or the conversion price. The number of shares of common stock issuable upon conversion of a share of Series A Preferred Stock at any time is equal to the stated value of such share ($1,000), divided by the conversion price then in effect.

Mandatory Redemption

We may be required to redeem shares of Series A Preferred Stock at their liquidation value upon certain defaults and bankruptcy events if the holders of Series A Preferred Stock elect redemption upon the occurrence of such events.

Optional Redemption

Beginning June 1, 2010, we may redeem the shares of Series A Preferred Stock at their liquidation value if the closing price of our common stock equals or exceeds $3.75 each trading day during the 30 day period prior to the date we give notice of redemption to the holders of Series A Preferred Stock.

Voting Rights

The Series A Preferred Stock generally votes with shares of our common stock on an as-converted basis.

Series A Directors

So long as 20% of the shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock may elect two directors to our Board of Directors.

Right of First Offer

Subject to certain exceptions, holders of Series A Preferred Stock are entitled to a right of first offer to purchase any shares of stock or rights to acquire stock of our company before the shares or rights can be offered or sold to third parties.

Negative Covenants

In the Purchase Agreement, we have agreed not to do a number of things (whether by merger, consolidation or otherwise), including the following:

•	So long as any shares of Series A Preferred Stock are outstanding, without the approval of the Series A Directors or the holders of a majority of the shares of Series A Preferred Stock:

•	alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of Series A Preferred Stock;

•	alter or change the rights, preferences, or privileges of any capital stock in a manner that results in any adverse effect to the Series A Preferred Stock;

•	issue any shares of Series A Preferred Stock other than as a Series A Dividend; or

•	use the proceeds from the Financing Transaction for any purpose other than paying fees and expenses associated with the Financing Transaction, working capital and general corporate purposes.

•	So long as at least 20% of the aggregate amount of the shares of Series A Preferred Stock issued to the Investors at the closing of the Financing Transaction are outstanding, without the approval of the Series A Directors or the holders of a majority of the shares of Series A Preferred Stock:

•	purchase or redeem, or permit any of our subsidiaries to purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of our capital stock other than redemptions of or dividends or distributions on the shares of Series A Preferred Stock or dividends or other distributions payable on our common stock solely in the form of additional shares of common stock;

•	issue any equity or equity-linked securities on floating conversion rate terms, or at a price or with a conversion or exercise price, as applicable, below the conversion price of the Series A Preferred Stock or the closing price of our common stock on the date of such issuance;

•	permit the size of our Board to be increased beyond 11; or

•	incur indebtedness (other than under our revolving credit facility) unless at the time of and after giving pro forma effect to such incurrence and the application of proceeds therefrom, the ratio of our indebtedness (excluding indebtedness under our revolving credit facility) to EBITDA for the twelve months prior to such incurrence would be less than or equal to 2.0 to 1.0.

•	So long as the Investors own at least 20% of the aggregate amount of Series A Preferred Stock issued to the Investors at the closing of the Financing Transaction, without first obtaining the approval of the Series A Directors or holders of a majority of the shares of Series A Preferred Stock:

•	approve or adopt any annual budget or strategic plan;

•	prior to June 1, 2010, consummate a transaction in which another person (i) acquires capital stock of our company possessing the voting power to elect a majority of our Board of Directors, (ii) acquires all or substantially all of our assets and our subsidiaries, or (iii) merges or consolidates into our company or one of our subsidiaries (subject to certain exceptions) unless in consideration for this transaction the Investors receive cash in an amount equal to, in the aggregate, 300% of the aggregate amount the Investors paid in the Financing Transaction for the Series A Preferred Stock and the Warrants, plus the aggregate exercise prices paid by the holders of the Warrants prior to such transaction; or

•	enter into a definitive agreement for, or complete, an acquisition of assets or equity of another person or business for consideration in excess of $5 million, including any indebtedness assumed by us in connection with such transaction, excluding inventory purchases in the ordinary course of business consistent with past practices.

Affirmative Covenants

In the Purchase Agreement, we have agreed to do a number of things, including the following:

•	So long as at least 20% of the aggregate amount of Series A Preferred Stock issued to the Investors are outstanding, unless approved by the Series A Directors or the holders of a majority of the shares of Series A Preferred Stock:

•	cause the Series A Directors to be duly nominated to serve as members of our Board;

•	cause the Series A Directors to be appointed to the committees of our Board as designated by the Series A Directors, provided that (i) they constitute less than 50% of each committee unless otherwise approved by our Board, (ii) the Governance and Nominating Committee of our Board and our Board each determine that they are “independent” under the rules of The NASDAQ Stock Market, and (iii) they will not serve on the Audit Committee unless they are also deemed to be independent under the Exchange Act;

•	maintain and keep our properties in adequate repair and make sufficient replacements so that our business can be properly conducted;

•	maintain (i) public liability and property damage insurance of the kinds and in the amounts customarily maintained by companies of established reputation engaged in similar businesses and (ii) directors’ and officers’ liability insurance of at least the same coverage and amounts as and on no less favorable terms and conditions than the directors’ and officers’ liability insurance maintained by us at the closing of the Financing Transaction;

•	pay when due tax liabilities, assessments and governmental charges or levies imposed on our properties or the income or profits therefrom;

•	enter into a contract with any affiliate of ours only with the prior consent of the members of our Board of Directors or a committee thereof with no interest in such transaction (subject to customary exceptions);

•	do all things necessary to maintain, preserve and renew our corporate existence and all material licenses, authorizations and permits necessary to the conduct of our business; and

•	comply in all material respects with all applicable laws, rules and regulations of all federal, state, local, foreign or other governmental agencies.

•	So long as any shares of Series A Preferred Stock are outstanding, unless approved by the Series A Directors or the holders of a majority of the shares of Series A Preferred Stock:

•	conduct our business in a manner so that we will not become subject to the Investment Company Act;

•	reserve and keep available such number of shares of our common stock as are issuable upon the conversion of all outstanding shares of Series A Preferred Stock or upon the exercise of all the Warrants;

•	if we are no longer subject to the requirements of the Exchange Act, furnish to each holder of the Series A Preferred Stock (i) within 90 days after the end of each fiscal year, a report containing audited financial statements for such year, along with figures for the prior fiscal year in comparative form (without a “going concern” qualification), certified by our Chief Financial Officer and (ii) within 40 days after the end of each of the first three fiscal quarters of each fiscal year, a report containing unaudited financial statements for each such quarter, along with figures for the corresponding period(s) of the prior fiscal year in comparative form, certified by our Chief Financial Officer.

•	So long as the Investors hold at least 20% of the aggregate amount of shares of Series A Preferred Stock issued to the Investors at the closing of the Financing Transaction, unless approved by the Series A Directors or the holders of a majority of the Series A Preferred Stock:

•	by no later than November 30 of each fiscal year, submit to the Investors a budget and business plan for the immediately succeeding fiscal year in the form approved by our Board;

•	create and maintain a special committee of our Board comprised solely of Series A Directors to which our Board, to the fullest extent permitted by law, delegates all authority and power of our Board with respect to the termination of the employment of the Chief Executive Officer and, upon any such termination, the Series A Directors shall recommend a person to be named as the Chief Executive Officer and the terms for such person’s employment, which recommendations shall be evaluated by our Board and, if approved by our Board as being in our best interests, we shall employ such person as our Chief Executive Officer on such terms;

•	promptly notify the Investors of (i) the commencement or threat of any actions, suits, inquiries, notices of violation, proceedings or investigations that, individually or in the aggregate, involve amounts in excess of $1 million or (ii) the occurrence of an event having a material adverse effect on the enforceability of, or our ability to perform under, the Financing Documents or any other document or agreement entered into in connection with the Financing Transaction, or on the results of operations, assets, business or prospects of our company or our subsidiaries;

•	afford to the Investors access to all of our properties, books, records, contracts and documents as they may reasonably request; and

•	within 30 days after the end of each month, supply to the Investors unaudited financial statements for the month and year-to-date period in comparative form with the figures for the corresponding period(s) of the prior fiscal year, certified by our Chief Financial Officer.

Warrants

In connection with the Financing Transaction, we issued to the Investors the Warrants to purchase an aggregate of 15 million shares of our common stock, subject to anti-dilution adjustments in the event of stock splits and similar events, and in the event of stock issuances below either the market price or the exercise price (other than certain customary exceptions, including issuances pursuant to stock incentive plans approved by our independent directors or our shareholders). The exercise price of the Warrants is $2.00 per share, subject to anti-dilution adjustments as described above, and the Warrants are exercisable for five years from the date of issuance.

Support Agreement

In consideration of Goldner Hawn’s willingness to enter into the Purchase Agreement, Peninsula and Quaker, who collectively held approximately 56.58% of the total issued and outstanding shares of our common stock on the date of execution of the Purchase Agreement, entered into a Support Agreement (the “Support Agreement”) with us and Goldner Hawn.

Pursuant to the Support Agreement, Peninsula and Quaker agreed, for the benefit of Goldner Hawn, to vote all shares of our common stock held by them at any meeting of our shareholders, however called, and in any action taken by the written consent of our shareholders, and any other securities held by them having voting rights during the term of the Support Agreement: (i) in favor of the transactions contemplated by the Purchase Agreement, (ii) against any proposal or other corporate action that would result in any breach of any agreement of ours under the Purchase Agreement or which could result in any of the conditions to our obligations under the Purchase Agreement not being fulfilled, (iii) in favor of the two nominees for election as additional directors on our Board designated by Goldner Hawn, (iv) against any proposal or other corporate action that would result in such nominees not being so elected, (v) in favor of any transaction involving the sale or merger of our company with a third party that is proposed or supported by Goldner Hawn in which a third party (A) acquires a majority of our capital stock possessing the voting power to elect a majority of our Board or (B) acquires assets constituting all or substantially all of our assets, and (vi) against any such transaction opposed by Goldner Hawn or that would result in such a transaction so proposed or supported not being presented to or approved by our shareholders. Peninsula and Quaker granted an irrevocable proxy to Goldner Hawn in the Support Agreement to enable Goldner Hawn to direct the voting of all such shares and other securities in any shareholder vote on the transactions described in clauses (i) and (ii) above. Goldner Hawn’s rights to require Peninsula and Quaker to vote as described in clauses (iii) through (vi) will terminate upon the earlier to occur of (A) Goldner Hawn holding less than 20% of the common stock issued or issuable upon conversion of the Series A Preferred Stock issued to the Investors pursuant to the Purchase Agreement or (B) termination of the Support Agreement.

The Support Agreement prohibits Peninsula and Quaker from selling or otherwise transferring, encumbering, or granting a proxy or power of attorney with respect to (subject to certain limited exceptions, including specifically the right to sell or dispose of up to 25% of the shares owned by Peninsula or Quaker, as the case may be, on the date the Support Agreement was executed in the ordinary course of business of such Investor consistent with past practice), such shares and other securities, for a period of two years after the approval by our shareholders of the transactions contemplated by the Purchase Agreement.

The Support Agreement also prohibits Peninsula and Quaker from:

•	instigating, supporting or in any way participating in any proxy contest or otherwise engaging in the solicitation of proxies in opposition to matters proposed or otherwise supported by our Board or Goldner Hawn;

•	participating in any contest for the election of directors of our Board (except with respect to their own director designees);

•	participating in proxy solicitations for the approval of any shareholder proposals with respect to us;

•	forming, or otherwise participating in, any “group” for purposes of Section 13(d)(3) of the Exchange Act;

•	subject to certain limited exceptions, (A) soliciting, (B) seeking or offering to effect, (C) negotiating with or providing any confidential information to any party with respect to, (D) making any statement or proposal, whether written or oral, either alone or in concert with others, to our Board, to any or our directors or officers or to any of our other shareholders with respect to, or (E) otherwise formulating, any plan or proposal or making any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or taking action to cause Issuer to make any such filing, with respect to:

•	any business combination, restructuring, recapitalization, sale or acquisition of assets material to us, or similar transaction involving our company;

•	any modification of the Support Agreement; or

•	any proposal or other statement inconsistent with the Support Agreement;

•	seeking to remove any of our directors (except their own designees);

•	seeking to increase the number of directors on our Board in excess of 11 or to increase the number of their own designees above one;

•	calling or seeking to have called any meeting of our shareholders; or

•	in any way assisting any third party to take any such actions.

Peninsula and Quaker also agreed in the Support Agreement to not disparage Goldner Hawn or the business strategies adopted by our Board or the implementation thereof.

The Support Agreement terminates on the earlier of (i) June 1, 2011 or (ii) the date of termination of the Purchase Agreement.

Dissenters’ Rights

Under Minnesota law, shareholders are not entitled to dissenters’ rights as a result of the Financing Transaction or of the vote on the Proposal.

Minnesota Anti-Takeover Statutes; Approval by Special Committee

The Minnesota Business Combination Act provides that a publicly held Minnesota corporation may not enter into a business combination with an “interested shareholder” for at least four years after that shareholder acquired a 10% interest in the corporation, subject to certain exceptions and exclusions. An “interested shareholder” is a beneficial owner of at least 10% of the voting power of the outstanding shares of a corporation or certain affiliates or associates of the corporation. A “business combination,” for purposes of the statute, includes, among other things, mergers, sales of substantial assets and issuances of shares of capital stock of the corporation with a market value equal to 5% or more of the market value of the outstanding capital stock of the corporation.

The Minnesota Business Combination Act does not apply if the business combination or the acquisition of shares by a person or entity that results in that shareholder becoming an interested shareholder (through beneficial ownership of at least 10% of the voting power of the outstanding shares of the corporation) is approved by a committee of “disinterested directors” before the person or entity becomes an interested shareholder. For purposes of the statute, a disinterested director is a director who is not an officer or employee of the corporation or a related organization and has not been an officer or employee of the corporation or a related organization within five years before the committee is formed.

Peninsula is not subject to the Minnesota Business Combination Act because it has been an interested shareholder for more than four years. Quaker is not subject to the Minnesota Business Combination Act because the transaction by which it became an interested shareholder, its acquisition of beneficial ownership of our common stock in 2004, was approved prior to that acquisition by a committee of disinterested directors. Prior to its acquisition of our Series A Preferred Stock and Warrants in the Financing Transaction, Goldner Hawn was not an interested shareholder of ours. As a result, its acquisition of our Series A Preferred Stock and Warrants was not prohibited by the Minnesota Business Combination Act.

However, the acquisition by Goldner Hawn of beneficial ownership of our Series A Preferred Stock and Warrants results in Goldner Hawn becoming an interested shareholder of ours under the Minnesota Business Combination Act. As a result, future business combinations, including acquisitions of a substantial additional amount of our stock, would be precluded for four years unless a committee of disinterested directors approved in advance Goldner Hawn’s acquisition of the Series A Preferred Stock and Warrants and any deemed acquisition by Goldner Hawn of beneficial ownership of our stock beneficially owned by Peninsula and Quaker as a result of the Support Agreement entered into by Goldner Hawn, Peninsula, Quaker and us.

In order to prevent the application of the Minnesota Business Combination Act to possible future transactions with us, Goldner Hawn requested, and in order to induce Goldner Hawn to complete the Financing Transaction, our Board of Directors agreed to the formation of a special committee of disinterested directors to consider and approve, in advance of the signing of the agreements for the Financing Transaction, the acquisition of beneficial ownership by Goldner Hawn of our capital stock pursuant to the Financing Transaction.

The Special Committee of Disinterested Directors was formed by our Board of Directors on May 23. It consisted of four directors: Messrs. Farley, Handal and Johnson and Ms. Cottle, who were not officers or employees of our company or a related organization and had not been officers or employees of our company or a related organization within the last five years. The Special Committee met on May 23 and on June 1. On June 1, the members of the Special Committee present at the meeting unanimously approved the acquisition by Goldner Hawn of beneficial ownership of our stock pursuant to the Financing Transaction, such that the Minnesota Business Combination Act is not applicable to Goldner Hawn with respect to future transactions.

We have opted out of Section 302A.671 of the Minnesota Business Corporation Act, Minnesota’s “control share acquisition” statute, and there are no other Minnesota anti-takeover statutes that apply to the Financing Transaction.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the Special Meeting, if a quorum is present, is required for the approval of the Proposal under the rules of The NASDAQ Stock Market. As required under the Nasdaq Marketplace Rules, none of the Series A Preferred Stock or shares issued or issuable to the Investors (as defined below) upon conversion of the Series A Preferred Stock and exercise of the Warrants may be voted on the Proposal. As of the date hereof, the Investors have not converted any shares of Series A Preferred Stock into shares of common stock or exercised any of the Warrants.

For this purpose, a shareholder voting through proxy who abstains with respect to the matter is considered to be present and entitled to vote on the matter, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

Holders of a majority of the shares of our common stock entitled to vote constitute a quorum for purposes of the Special Meeting. Abstentions are counted as being present at the meeting and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business.

Only shareholders of record at the close of business on          , 2007, will be entitled to vote at the Special Meeting or adjournments. At the close of business on          , 2007, there were           shares of our common stock issued and outstanding, each of which is entitled to one vote. Peninsula and Quaker, who collectively held approximately     % of the total issued and outstanding shares of our common stock entitled to vote at the Special Meeting or adjournments at the close of business on          , 2007, have agreed to vote all shares of our common stock owned by in favor of the proposal to be considered at the Special Meeting.

Special Committee and Board Recommendation

The Special Committee recommended that our Board of Directors approve the Financing Transaction and submit to a vote of our shareholders at the Special Meeting the issue of whether the shareholders should approve the voting and potential issuance of shares in excess of the Exchange Cap with the recommendation that the shareholders give such approval. Our Board of Directors, after considering the recommendation of the Special Committee, approved the Financing Transaction and resolved to submit the issue of whether the shareholders should approve the voting and potential issuance of shares in excess of the Exchange Cap to a vote of our shareholders at the Special Meeting with the recommendation that the shareholders give such approval.

Both the Special Committee and our Board determined that the consummation of Financing Transaction was fair to us and in our best interests, and the recommendation and approval by each of the Special Committee and our Board were by unanimous vote of the directors attending each meeting. Our directors considered the opinion of Greene Holcomb that the Investment Consideration was fair from a financial point of view to us. The Special Committee and our Board each considered the presentations by Greene Holcomb and its underlying analysis supporting the opinion. However, Greene Holcomb’s opinion and analysis was only one of many factors considered by our Board in making its determination to approve the Financing Transaction.

Our directors in December 2006 had determined that we should obtain additional capital to enable us to pursue our then existing strategy and to assure that we would have sufficient cash in fiscal 2008 to meet our working capital and capital expenditure requirements. Following an analysis of sales declines during the fiscal 2006 holiday season, it became even clearer to our directors that capital may be needed for our fiscal 2008 operations and Greene Holcomb was retained to assist us with our capital raising activities.

As the sales trend continued to decline in fiscal 2007 and the revolving credit lenders’ appraisal of inventory in April 2007 resulted in reduced borrowing availability under our revolving credit facility and portended further decreases in borrowing availability as a result of future inventory appraisals, our directors realized that we may not have sufficient borrowing availability, beginning in the third quarter of fiscal 2007, to fund our working capital needs and implement our merchandise and branding strategies unless sales trends changed. By June 1, 2007, our directors were aware that significant additional capital was needed on a timely basis not only to maximize our operations but also to enable us to avoid insolvency. Our directors had also been advised by management that if we were unable to continue operations, our assets upon liquidation would not be sufficient to fully pay our creditors or to provide any payment to our shareholders.

Our directors determined that the proposed Financing Transaction was superior to other possible alternatives and provided the greatest certainty of obtaining sufficient financing in a timely manner. The original proposed worksheet of Party A had been withdrawn. The oral Party A proposal was for a substantially larger amount of financing than our directors believed was necessary at this time, which would result in substantially greater dilution to our shareholders than the Financing Transaction. It also required $40 million of financing by existing shareholders, which our directors did not feel could be obtained. In addition, the oral proposal of Party A was not fully formulated, had not been reduced to writing and, based upon the difficulties we had encountered in trying to negotiate definitive agreements with Party A regarding the withdrawn proposed worksheet, our directors were concerned if, and when, a financing by Party A could be completed. Moreover, our directors continued to be concerned about the conflicts that would result if a majority of our Board of Directors was designated by Party A, which would become a major supplier of ours under its oral proposal.

Our directors were also concerned about if, when and on what terms a financing could be completed with Party B. Party B had first been contacted by us in mid-December 2006 and had been contacted by Greene Holcomb at our direction in mid-March 2007, such that Party B knew we had engaged a financial advisor to assist in raising capital or selling our company. Nevertheless, Party B never made a specific oral or written proposal to provide financing to us. It had informed both us and Greene Holcomb that it was not interested in acquiring us and each believed, based upon conversations with Party B, that Party B was not interested in leading a financing but might be interested in participating in one or backstopping a shareholder rights offering. Even after it was informed that we were about to enter into an exclusivity arrangement for a financing, Party B stated only that it had an interest in, and was willing to explore, the financing being considered by us or an alternative financing proposal. Moreover, its interest in purchasing a substantial portion of our common stock directly from Peninsula, which would not improve our capitalization, and its suggestion that we could be turned around without substantial additional financing led the directors to question whether Party B would have an investment interest in us once it fully understood our financing needs.

Moreover, our directors believed that it would be difficult to acquire other alternative financing on a timely basis. Despite Greene Holcomb’s having contacted 66 potential investors or buyers, only six, including Goldner Hawn, had sufficient interest to sign a confidentiality agreement and acquire non-public information regarding us. None of those six, other than Goldner Hawn, made any oral or written proposal to us or conducted extensive due diligence.

Our directors believed that given our financial condition, budgeted fiscal 2007 performance and negative sales trends, the terms of the Financing Transaction were attractive. The conversion price for the common stock under the terms of the proposed Series A Preferred Stock constituted a premium to both the current market price of that stock and to the average closing market price of the common stock for the previous 10, 20, 30, 45 and 60 trading day periods, although our directors took into consideration that the Investors’ ownership of Series A Preferred Stock would give the Investors certain benefits that they would not have if they acquired common stock. Although substantial dilution to existing shareholders would result from the Warrants to be granted to the Investors, those Warrants were exercisable for only five years at an exercise price that was nearly 50% higher than the then current market price of the common stock. Moreover, our directors considered that Party A’s proposal was to designate a majority of directors on our Board, whereas Goldner Hawn’s proposal included the unilateral right to elect only two of up to eleven directors. Our Board also considered that Goldner Hawn could control the sale of our company to a third party during the next four years, had the power to remove the Chief Executive Officer and had veto power over certain of our actions because of its negative covenants.

The Special Committee considered that if it gave its approval under the Minnesota Business Combination Act, Goldner Hawn could enter into future transactions with us constituting business combinations without further approval of a special committee of disinterested directors. However, the Special Committee felt that we would not enter into any such actions that were not deemed by our disinterested directors to be in our best interests, noted that a majority of our Board would consist of disinterested directors and further noted that Peninsula and Quaker, who in the aggregate had greater stock voting power than Goldner Hawn, were not restricted from voting in their discretion for directors of their choice other than two directors designated by Goldner Hawn.

THE MEMBERS OF THE SPECIAL COMMITTEE OF DISINTERESTED DIRECTORS VOTING ON THE MATTER UNANIMOUSLY RECOMMENDED THAT THE BOARD SUBMIT THE VOTING AND POTENTIAL ISSUANCE OF SHARES IN EXCESS OF THE EXCHANGE CAP TO THE

SHAREHOLDERS FOR APPROVAL WITH THE RECOMMENDATION THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL. THE MEMBERS OF THE BOARD OF DIRECTORS VOTING ON THE MATTER UNANIMOUSLY RECOMMEND THE APPROVAL OF THE VOTING AND POTENTIAL ISSUANCE OF SHARES IN EXCESS OF THE EXCHANGE CAP.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of June 15, 2007, except as otherwise noted, the beneficial ownership of the common stock by (i) each person known by us to beneficially hold more than 5% of our outstanding common stock; (ii) each of our directors; (iii) each person who served as our Chief Executive Officer or Chief Financial Officer, and our three other most highly compensated executive officers, for our last completed fiscal year; and (iv) all of our current executive officers and directors as a group. Except as otherwise noted, the listed beneficial owner has sole voting and investment power with respect to the listed shares. This table reports only beneficial ownership of common stock. However, shares of Series A Preferred Stock generally vote with shares of our common stock on an as-converted basis on matters that do not require a class vote. The information provided below assumes shareholder approval of the Proposal.

	Amount and Nature
	of Beneficial		Percentage of
Name and Address of Beneficial Owner	Ownership		Outstanding Shares

Marathon Fund Limited Partnership V 3700 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402	35,000,000.0	(1)	80.9%
Peninsula Investment Partners, L.P. 404 B East Main Street Charlottesville, VA 22902	24,074,915.0	(2)	50.3
Quaker Capital Management Corporation 401 Wood Street Suite 1300 Pittsburgh, PA 15222	13,143,071.0	(3)	28.8
R. Ted Weschler	24,074,915.0	(2)	50.3
Sun Capital Securities 5200 Town Center Circle Suite 470 Boca Raton, FL 33486	3,830,009.0	(4)	9.8
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,383,027.0	(5)	6.1
Richard Liu c/o Superior Leather, Ltd. Unit 510 Tower 2 Enterprise Square, 9 Sheung Yuet Rd. Kowloon Bay, Kowloon, Hong Kong	2,195,419.0	(6)	5.6
M. Adam Boucher	34,894.2	(7)	*
Megan L. Featherston	1,500.0		*
Betty A. Goff	131,894.0		*
Stacy A. Kruse	73,882.7	(8)	*
Darren L. Acheson	0.0		*
Gail A. Cottle	4,128.0		*
William F. Farley	63,985.0	(9)	*
Peter V. Handal	45,985.0	(10)	*
Bradley K. Johnson	45,835.0	(11)	*
Michael J. McCoy	44,485.0	(12)	*
David L. Rogers and Diane Rogers	806,804.5	(13)	2.1
Michael M. Searles	653,875.9	(14)	1.6
Michael T. Sweeney	0.0		*
All executive officers and directors as a group
(15 persons)	25,933,777.3	(15)	53.1

*	Represents less than 1%.

(1)	Marathon Fund Limited Partnership V (“MFV”), Miltiades, L.P. (“MLP”) and Marathon Ultimate GP, LLC (“MULLC”) have the sole power to vote and dispose of 35,000,000 of such shares. Includes 23,333,333 shares that may be acquired upon the conversion of Series A Preferred Stock and 11,666,667 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase our common stock that was issued to MFV on June 15, 2007. MFV owns 35,000 of the 45,000 shares (77.8%) of Series A Preferred Stock that are currently outstanding. In addition, MFV may be deemed to have beneficial ownership, solely by virtue of the Support Agreement, of (i) 3,333,333 shares of common stock issuable upon conversion of Series A Preferred Stock, 15,487,513 shares of common stock, and 5,254,069 shares of common stock issuable upon exercise of warrants, held by PIP (as defined below) and (ii) 3,333,333 shares of common stock issuable upon conversion of Series A Preferred Stock, 6,708,110 shares of common stock, and 3,101,628 shares of common stock issuable upon exercise of warrants, held by Quaker (as defined below). MFV expressly disclaims any beneficial ownership of the shares of common stock covered by the Support Agreement. The managers of MULLC are Messrs. Van Zandt Hawn, Timothy D. Johnson, John (Jack) L. Morrison, Michael T. Sweeney and Michael S. Israel. The information relating to the beneficial ownership of MFV, MLP and MULLC is derived from a Schedule 13D/A dated June 26, 2007 filed by MFV, MLP and MULLC with the SEC.

(2)	Peninsula Investment Partners, L.P. (“PIP”) and Peninsula Capital Advisors, LLC (“PCA”) have shared power to vote all such shares and shared power to dispose of all such shares. Mr. R. Ted Weschler is the sole managing member of PCA and is responsible for making investment decisions with respect to PIP and PCA. The information relating to the beneficial ownership of PIP and PCA is derived from a Schedule 13D/A dated June 26, 2007 filed by PIP and PCA with the SEC. Includes 3,333,333 shares that may be acquired upon the conversion of Series A Preferred Stock, 1,793,701 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of our common stock that was issued to PIP on April 25, 2004, 1,793,701 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of our common stock that was issued to PIP on July 2, 2004 and 1,666,667 shares that may be acquired upon the exercise of a warrant to subscribe for and purchase shares of our common stock that was issued to PIP on June 15, 2007. PIP owns 5,000 of the 45,000 shares (11.1%) of Series A Preferred Stock that are currently outstanding.

(3)	Quaker Capital Management Corporation (“Quaker”), in its capacity as investment advisor, may be deemed to be the beneficial owner of 13,143,071 shares of our common stock which are owned by various investment advisory clients of Quaker in accounts over which Quaker has discretionary authority. Quaker has sole voting and investment power with respect to 12,014,666 shares and shared voting and investment power with respect to 1,128,405 shares. No client of Quaker is known to own more than 5% of the shares. The information relating to the beneficial ownership of Quaker is derived from a Schedule 13D/A dated June 27, 2007 filed by Quaker with the SEC. Includes 3,333,333 shares that may be acquired upon the conversion of Series A Preferred Stock, 717,481 shares that may be acquired upon the exercise of warrants to subscribe for and purchase shares of our common stock that were issued to Quaker affiliates on April 25, 2004, 717,481 shares that may be acquired upon the exercise of warrants to subscribe for and purchase shares of our common stock that were issued to Quaker affiliates on July 2, 2004 and 1,666,666 shares that may be acquired upon the exercise of warrants to subscribe for and purchase shares of our common stock that were issued to Quaker affiliates on June 15, 2007. Quaker affiliates own 5,000 of the 45,000 shares (11.1%) of Series A Preferred Stock that are currently outstanding.

(4)	Under the rules of the SEC, SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder, and Rodger R. Krouse (collectively, the “Sun Capital Reporting Persons”) each have shared investment and voting power with respect to all such shares. Leder and Krouse may each be deemed to control SCSF Equities, Sun Securities Fund and Sun Advisors, as Leder and Krouse each own 50% of the membership interests in Sun Capital Securities, which in turn is the general partner of Sun Advisors, which in turn is the general partner of Sun Securities Fund, which in turn owns a majority of the membership interests of SCSF Equities. Leder and Krouse may each be deemed to control the Sun Offshore Fund by virtue of their being the only directors of the

Sun Offshore Fund. Accordingly, the Sun Capital Reporting Persons may be deemed to be members of a group and, as a result, each of the members may be deemed to beneficially own shares beneficially owned by each of the other members. The information relating to the beneficial ownership of the Sun Capital Reporting Persons is based on an Amendment to a Schedule 13D/A dated June 23, 2006 filed with the SEC.

(5)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over 2,383,027 shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares reported are held by the Funds. Dimensional disclaims beneficial ownership of such shares. No Fund is known to own more than 5% of the shares. The foregoing information is derived from a Schedule 13G/A dated February 1, 2007 filed by Dimensional with the SEC.

(6)	Mr. Liu has sole power to vote all such shares and sole power to dispose of all such shares. All such shares are held for Mr. Liu’s account in the name of Copwell Holdings, Ltd. and Subtle Assets, Ltd. The information relating to the beneficial ownership of Mr. Liu is based on an Amendment to a joint Schedule 13D/A dated October 16, 2006 filed with the SEC.

(7)	Includes options to purchase 33,334 shares of common stock which are exercisable within 60 days of the record date.

(8)	Includes options to purchase 67,201 shares of common stock which are exercisable within 60 days of the record date.

(9)	Includes options to purchase 32,000 shares of common stock which are exercisable within 60 days of the record date.

(10)	Includes options to purchase 20,000 shares of common stock which are exercisable within 60 days of the record date.

(11)	Includes options to purchase 33,200 shares of common stock which are exercisable within 60 days of the record date.

(12)	Includes options to purchase 30,500 shares of common stock which are exercisable within 60 days of the record date.

(13)	Includes 786,804.5 shares of common stock owned jointly by Mr. Rogers and his spouse and includes options to purchase 20,000 shares of common stock which are exercisable within 60 days of the record date.

(14)	Includes options to purchase 650,000 shares of common stock which are exercisable within 60 days of the record date.

(15)	Includes options to purchase 964,771 shares of common stock held by current directors and officers which are exercisable within 60 days of the record date, warrants to purchase 5,254,069 shares of common stock held by PIP which are currently exercisable and 3,333,333 shares of Series A Preferred Stock held by PIP that are currently convertible.

ADDITIONAL MATTERS

Other Matters

There are no matters to be presented for determination at the Special Meeting other than the Proposal.

Deadline for Submission of Shareholders’ Proposals

Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders and desired to be included in our proxy statement and form of proxy for such meeting must be received by our Chief Financial Officer, 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, no later than January 5, 2008, for inclusion in the proxy statement for that meeting. Notice of shareholder proposals intended to be presented at the 2008 Annual Meeting of Shareholders but not intended to be included in our proxy statement and form of proxy for such meeting must be received by us by March 9, 2008. If, however, the date of the 2008 Annual Meeting of Shareholders is more than 30 days before or after the first anniversary of the date of the 2007 Annual Meeting of Shareholders (i.e., June 7, 2007), notice of such proposal must be received by us at least 90 days before such meeting or, if later, within 10 days after the first public announcement of the date of the 2008 Annual Meeting of Shareholders. We suggest that all such proposals be sent to us by certified mail, return receipt requested.

Annual Report

We filed our Annual Report on Form 10-K for the year ended February 3, 2007, with the SEC. It is available on the SEC’s web site at http://www.sec.gov.

You may request a copy of the Annual Report on Form 10-K (other than an exhibit to the Form 10-K unless that exhibit is specifically incorporated by reference into the Form 10-K) at no cost, by writing to us at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428, Attention: Investor Relations or by calling at 763-391-4000. Financial reports may also be accessed on our web site at http://www.wilsonsleather.com.

By Order of the Board of Directors,

Philip S. Garon
Secretary

Dated: July   , 2007

Annex A

June 1, 2007

Board of Directors
Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

Ladies and Gentlemen:

We understand that Wilsons The Leather Experts Inc., a Minnesota corporation (the “Company”), proposes to enter into a Securities Purchase Agreement (the “Purchase Agreement”) dated as of June 1, 2007 among the Company, Goldner Hawn Johnson & Morrison Incorporated (“GHJM”), Peninsula Investment Partners, L.P., Quaker Capital Partners I, L.P., and Quaker Capital Partners II, L.P. (the “Investors”), pursuant to which the Company will issue and sell to the Investors, for an aggregate purchase price of $45,000,000 in cash, an aggregate of 45,000 shares of its series A convertible preferred stock (the “Series A Preferred Stock”), with a liquidation preference and stated amount of $1,000 per share, convertible into the Company’s common stock, par value $0.01 per share (“Common Stock”), at an initial Conversion Price of $1.50 per share, and warrants (“Warrants,” and together with the shares of Series A Preferred Stock, the “Securities”) to purchase an aggregate of 15,000,000 shares of Common Stock, at an exercise price of $2.00 per share. The issuance and sale by the Company of the Securities to the Investors, and the purchase by the Investors from the Company of the Securities, is referred to herein as the “Investment,” and the $45,000,000 cash consideration to be received by the Company in connection with the Investment is referred to herein as the “Investment Consideration.” The terms and conditions of the proposed Investment are set forth in more detail in the Purchase Agreement and the other Transaction Documents, as defined below. You have requested our opinion as to the fairness to the Company, from a financial point of view, of the Investment Consideration to be received by the Company for the Securities. All capitalized and undefined terms used herein have the meanings given to them in the Purchase Agreement.

Greene, Holcomb & Fisher LLC (“Greene Holcomb & Fisher”), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for investment, corporate and other purposes. We are currently acting as financial advisor to the Company in connection with the offering of the Securities, for which the Company is paying us a retainer and will pay us a fee for our services that is contingent upon the sale of the Securities. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the sale of the Securities, although the fee for this opinion will be credited against our success fee for the sale of the Securities. The Company has also agreed to reimburse us for certain expenses and to indemnify us against certain liabilities in connection with our services. In September 2005, we were engaged by GHJM to sell one of its portfolio companies. The sale transaction was completed in September 2006 and we received customary compensation for our role in representing GHJM. In addition, as a customary part of our investment banking business, we periodically solicit GHJM as a prospective buyer in a client sale process, and in March 2007, GHJM completed the acquisition of one of our clients. Greene Holcomb & Fisher may seek to provide the Company and its affiliates certain investment banking and other services unrelated to the Investment in the future.

In connection with our review of the Investment, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the drafts received from the Company’s outside counsel on May 31, 2007 of the Purchase Agreement, the Certificate of Designations of the Series A Preferred Stock, the form of Warrant, the

Board of Directors
Wilsons The Leather Experts Inc.
June 1, 2007

Registration Rights Agreement and the Support Agreement (such documents, the “Transaction Documents”); (ii) reviewed and analyzed certain publicly available historical financial and operating data concerning the Company that we deemed relevant, including the Company’s Annual Reports on Form 10-K for its fiscal years 2002, 2003, 2004, 2005 and 2006, (iii) reviewed and analyzed interim financial information for the Company for the three months ended May 5, 2007 provided to us by management of the Company, (iv) reviewed and analyzed certain internal financial projections for the Company for the year ending February 2, 2008 prepared for financial planning purposes and furnished to us by the management of the Company; (v) visited the Company’s headquarters and conducted discussions with members of management of the Company, members of the Company’s Board of Directors and the Company’s largest shareholder with respect to the business and prospects of the Company; (vi) conducted discussions with outside counsel of the Company; (vii) reviewed the historical prices, trading volumes and trading multiples of the Common Stock; (viii) reviewed publicly available financial, operating and stock market data of certain companies engaged in businesses or in circumstances that we deemed relatively and reasonably comparable to the Company; (ix) compared the financial terms of the Investment with the financial terms, to the extent publicly available, of other private placement transactions that we deemed relevant; and (x) reviewed a liquidation analysis of the Company prepared by, and provided to us by, management of the Company. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information discussed with us, provided to us or otherwise made available to us by the Company or obtained by us from public sources, and have not attempted to independently verify, and have not assumed responsibility for the independent verification of, such information. We have assumed, in reliance upon the assurances of the management of the Company, that the information provided to us has been prepared on a reasonable basis in accordance with industry practice and, with respect to projections and other business outlook information, reflects the best currently available estimates and judgment of the Company’s management, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion we have assumed that the Company is not a party to any pending transaction, including any external financing of which we are not aware, recapitalization, acquisition or merger discussions, other than the Investment. We have also assumed that there have been no other material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, tax and accounting matters with respect to the Company and the Investment, and express no opinions on matters of a legal, tax or accounting nature relating to or arising out of the Investment.

In arriving at our opinion, we have not performed nor obtained any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of the Company, and have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding investment in, or acquisition of, the Company, and we have considered the results of such solicitation in rendering our opinion. We have not been requested to undertake, and have not undertaken, any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject and, at the Company’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have assumed that the final form of the Transaction Documents will be substantially similar to the last drafts reviewed by us, without modification of material terms or conditions. We have also assumed that the

Board of Directors
Wilsons The Leather Experts Inc.
June 1, 2007

representations and warranties contained in the Purchase Agreement are true and correct in all material respects, the conditions to the Investment will be met and the Investment will be consummated pursuant to the terms of the Purchase Agreement without any limitations, restrictions, conditions, amendments or modifications that collectively would have a material adverse effect on the Company. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Investment will be obtained in a manner that will not adversely affect the Company or otherwise alter the terms of the Investment.

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices or range of prices at which shares of the Common Stock have traded or at which such shares may trade at any future time.

This opinion is furnished pursuant to our engagement letter dated March 14, 2007. This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Investment. This opinion is not intended to be, and shall not be deemed to be, and does not constitute a recommendation to any shareholder of the Company as to what action such shareholder should take with respect to the Investment, in the event that the shareholders are asked to take any action with respect to the Investment. Except with respect to the use of this opinion in connection with any proxy statement relating to the Investment, this opinion shall not be published, used, referred to, quoted or disclosed to any person in any manner, nor shall any public references to Greene Holcomb & Fisher be made, without our prior written approval, which shall not be unreasonably withheld.

This opinion addresses solely the fairness to the Company, from a financial point of view, of the Investment Consideration to be received by the Company and does not address whether the Investment, or any portion or aspect of the Investment, is fair to any holders of the Company’s capital stock or to the Company’s creditors or other constituencies of the Company. This opinion does not address any other terms or agreement relating to the Investment. In connection with this opinion, we were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Investment. We express no opinion as to the relative merits of the Investment as compared to any alternative business strategies or transactions that might exist for the Company or the effect of any other transaction in which the Company might engage.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Investment Consideration to be received by the Company for the Investment is fair, from a financial point of view, to the Company.

Sincerely,

GREENE HOLCOMB & FISHER LLC

SPECIAL MEETING ___, July ___, 2007 ___a.m. Central Daylight Time The Northland Inn 7025 Northland Drive Brooklyn Park, Minnesota Wilsons The Leather Experts Inc. 7401 Boone Avenue North, Brooklyn Park, MN 55428 Proxy This Proxy is solicited on behalf of the Board of Directors. By signing the Proxy, you revoke all prior proxies and appoint Michael M. Searles and Stacy A. Kruse, or either one of them, as Proxies, each with the power to appoint his/her substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Wilsons The Leather Experts Inc. (the “Company”) held of record by the undersigned on July ___, 2007 at the Special Meeting of Shareholders of the Company to be held on July ___, 2007 or at any adjournment thereof. If no choice is specified, the Proxy will be voted “FOR” Item 1. See reverse for voting instructions.

Please detach here The Board of Directors Recommends a Vote FOR Item 1. 1. Approval of voting rights for the Company’s Series A Preferred Stock, and the potential issuance of shares of the Company’s common stock upon conversion of the Series A Preferred Stock and upon exercise of warrants to purchase common stock, in excess of the Exchange Cap, as described in the proxy statement that accompanied this Proxy. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL ABOVE. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.